        As filed with the Securities and Exchange Commission on November 9, 1998
                                                 Registration No. 333-__________


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               -----------------

                              HEALTHTRONICS, INC.
            (Exact name of registrant as specified in its charter)

                               -----------------


Georgia                                      3845                          58-2210668
-------                                      ----                          ----------
(State or other jurisdiction of   (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)     Classification Code number)          Identification No.)



      425 Franklin Road, Suite 545, Marietta, Georgia 30067 (770) 419-0691
      --------------------------------------------------------------------
      (Address and telephone number of principal executive offices)

      425 Franklin Road, Suite 545, Marietta, Georgia 30067 (770) 419-0691
      --------------------------------------------------------------------
      (Address of principal place of business or intended principal place of business)

      Christopher J. Moran, Jr., 4625 Clary Lakes Drive, Roswell, Georgia
      -------------------------------------------------------------------
      30075 Telephone Number: (770) 518-9542 FAX: (770) 518-9640
      ----------------------------------------------------------
      (Name, address and telephone number of agent for service)

                                 -------------

                        Copies of all communications to:

                           Christopher J. Moran, Esq.
                             4625 Clary Lakes Drive
                             Roswell, Georgia 30075
                                 (770) 518-9542
                              Fax: (770) 518-9640

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                  ----------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------

                                            Proposed             Proposed
Title of Each              Dollar Amount    Maximum Offering     Maximum
Class of Securities        to be            Price Per            Aggregate           Amount of
to be Registered           Registered       Security             Offering Price      Registration Fee

-----------------------------------------------------------------------------------------------------------
No Par Value               $6,000,000       $6.00 per            $6,000,000             $1,668
Common Stock                                Share
-----------------------------------------------------------------------------------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (SUBJECT TO COMPLETION)



                              HEALTHTRONICS, INC.
                           NO PAR VALUE COMMON STOCK
                        PURCHASE PRICE: $6.00 PER SHARE

                              83,334 SHARE MINIMUM
                            1,000,000 SHARE MAXIMUM

                     MINIMUM INVESTMENT = 100 SHARES ($600)

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK, INCLUDING:
SUBSTANTIAL AND IMMEDIATE DILUTION; LACK OF A PUBLIC MARKET FOR THE COMPANY'S SHARES; AND THE RISK THAT THE COMPANY MAY NEVER RECEIVE FDA APPROVAL FOR ITS PROPOSED PRODUCTS. (SEE "RISK FACTORS" ON PAGE 1, "DILUTION", "MANAGEMENT", "HISTORY AND PROPOSED BUSINESS OF COMPANY" AND "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS").

         There previously has been no public market for the Common Stock of HealthTronics, Inc. (the "Company") and there is no assurance that any will develop or continue. No person has agreed to make a market in the Company's securities. The initial public offering price for the Company's no par value common stock was arbitrarily determined by the Company and bears no relationship to assets, shareholders' equity or any other recognized criteria of value. The offering is being conducted on a "best efforts" basis with no firm commitment to sell any specified portion. (See note 3 on the following page).

    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE UNITS OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


------------------------------------------------------------------------------------

                  Price to         Underwriting Discounts and       Proceeds to
                  Public           Commissions (1) (2) (3)          Company (2)

------------------------------------------------------------------------------------

Per Share         $        6.00             $       .60             $        5.40

Total Minimum     $  500,004.00             $ 50,000.40             $  450,003.60

Total Maximum     $6,000,000.00             $600,000.00             $5,400,000.00

------------------------------------------------------------------------------------

                         (See notes on following page)

                        CAPITAL GROWTH MANAGEMENT, INC.
                      1827 POWERS FERRY ROAD, BUILDING #2
                             ATLANTA, GEORGIA 30339

                 The date of this Prospectus is ________ , 199_

(1) These figures include compensation to be paid to Capital Growth Management, Inc. (the "Placement Agent") in the form of a commission of eight percent (8%), reimbursement for accountable expenses of one percent (1%) and a non-accountable expense allowance of one percent (1%) per Share [for an aggregate total of ten percent]. In addition, the Company has agreed to indemnify the Placement Agent against certain liabilities under the Securities Act of 1933 (See "UNDERWRITING").

(2) The proceeds to the Company do not reflect the deduction of expenses of this offering, estimated at $175,793, including printing, accounting, legal, stock transfer, filing, and miscellaneous costs and fees (See "USE OF PROCEEDS").


(3) This offering is being conducted on a "best-efforts, 83,334 Share minimum -- 1,000,000 Share maximum" basis. In the event that the minimum number of Shares (83,334) having a gross subscription price of $500,004 is not sold by 60 days from the date of this Prospectus (unless extended at the option of the Company until 90 days from the date of this Prospectus), all proceeds raised will be promptly returned to investors without paying interest and without deducting any sales commissions or expenses of the offering. If the minimum number of Shares are sold, this offering will continue until nine months from the date of this Prospectus or until all offered Shares are sold, whichever event first occurs, unless the offering is sooner terminated by the Company. Subscribers' checks will be made payable to "____________ as Escrow Agent for HealthTronics, Inc." and proceeds from the sale of the Shares will be escrowed with _____________ in Atlanta, Georgia, no later than noon of the next business day following receipt thereof. No interest will be paid to the Company on funds held in the Escrow Account. Subscribers will not have the use of their funds, will not earn interest on funds in the Escrow Account, and will not be able to obtain return of funds placed in the Escrow Account unless and until the minimum offering period expires, which may be as late as 90 days from the date of this Prospectus. (See "UNDERWRITING")

    THIS OFFERING OF SHARES MAY BE WITHDRAWN, CANCELED OR MODIFIED AT ANY TIME. THE COMPANY AND THE PLACEMENT AGENT ARE NOT OBLIGATED TO SELL THESE SECURITIES TO YOU, EVEN IF YOU SUBMIT AN ORDER FOR THESE SHARES. WE CANNOT, HOWEVER, MODIFY THIS OFFERING WITHOUT COMPLYING WITH THE RULES OF THE SEC.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

    UNTIL ______ ______, 1999 (90 DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS PLACEMENT AGENTS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

FORWARD-LOOKING STATEMENTS

         Certain Statements under the captions "RISK FACTORS", "MANAGEMENT'S DISCUSSION AND ANALYSIS", "HISTORY AND BUSINESS" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to increases in revenues and net income by expanding capacity and by obtaining additional FDA and patent approval. Such forward-looking statements involve both known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                             AVAILABLE INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (hereinafter, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This prospectus (hereinafter, the "Prospectus"), which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities, reference is hereby made to the Registration Statement and such exhibits filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 (1-800-SEC-0330) upon payment of the prescribed fees. These materials are also available for inspection and copying at the regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a Web site (http://www.sec.gov) that contains the Company's complete Registration Statement.

    Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Company will provide without charge to each person who receives this Prospectus, upon written or oral request, a copy of any information incorporated by reference in this Prospectus. Such request should be mailed or phoned to the Company at the address on the following page.


                              HEALTHTRONICS, INC.
                         425 Franklin Road, Suite 545
                            Marietta, Georgia 30067
                                (770) (419-0691)
                             FAX: (770) (419-9490)
                       Attention: Roy S. Brown, President

    Upon effectiveness of the Registration Statement the Company will become a reporting company pursuant to Section 15 of the Securities Exchange Act of 1934. As a reporting company, the Company shall file quarterly, annual and special reports with the Commission. The Company shall provide its security holders with copies of its annual reports containing financial statements audited by independent public accountants for each year that the Company's securities are outstanding, at no charge. Copies of future reports and of reports filed by the Company during the course of the offering period may be obtained from the Company, at no charge, or from the Public Reference Section of the Commission at the address, Web site or telephone number shown above.

                               TABLE OF CONTENTS

                                                                            Page
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
History and Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     History . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     Market Overview. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     Products and Proposed Products . . . . . . . . . . . . . . . . . . . . . .8
     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     Potential Manufacturing . . . . . . . . . . . . . . . . . . . . . . . . .10
     Maintenance Services . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     Marketing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     Governmental Regulation . . . . . . . . . . . . . . . . . . . . . . . . .11
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     Property and Equipment . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Joint Ventures, Subsidiaries and Distributors. . . . . . . . . . . . . . 14
     Patents, Trademarks and Licenses. . . . . . . . . . . . . . . . . . . . .16
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     Officers and Directors . . . . . . . . . . . . . . . . . . . . . . . . . 18
     Biographical Information . . . . . . . . . . . . . . . . . . . . . . . . 20
     Remuneration (Summary Compensation Table). . . . . . . . . . . . . . . . 22
Principal Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     Securities Ownership of Majority Shareholders . . . . . . . . . . . . . .23
Certain Transactions with Management and Others . . . . . . . . . . . . . . . 24
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
Description of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . 29
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     Options . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Use of Proceeds . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . .32
Underwriting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . .32
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Management's Discussion and Analysis. . . . . . . . . . . . . . . . . . . . . 35
Glossary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F1

                                  RISK FACTORS

    Prospective investors should give careful consideration to the following facts concerning the Company and the risks involved in the purchase of the Company's Shares. It should be noted that the specific risks enumerated below are presented for illustration only, and no assumption should be made that the following list is exhaustive. Investors are cautioned to read all of the documents furnished hereto or made available by management, including the financial statements and the footnotes thereto.

LOSSES FROM OPERATIONS. The Company has incurred net losses from operations since its inception. These losses aggregated $432,572 and $418,028 for the years ended December 31, 1996 and December 31, 1997, respectively. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS").

BEST EFFORTS OFFERING. The Company is offering, on a "best efforts 83,334 Share Minimum, 1,000,000 Share Maximum" basis, up to 1,000,000 Shares. (This means that the Placement Agent is not required to sell any portion of this offering and must only use its best efforts to sell this offering). Accordingly, there can be no assurance that any or all of the Shares will be sold. There is no provision for the return of funds to subscribers if more than 83,334 but less than 1,000,000 of the Shares offered are sold, and in that event, the Company may have insufficient funds to carry out to the fullest its proposed business activities. (See "USE OF PROCEEDS" AND "UNDERWRITING").

SUBSTANTIAL AND IMMEDIATE DILUTION. The Company has previously issued Shares at prices ranging from $.01 to $3.00 per Share. Investors who purchase Shares in this offering will incur an immediate dilution in the net tangible book value of their Shares of from $5.12 per Share if the maximum offering is sold to $5.56 per Share if only the minimum offering is sold. (See "DILUTION").

LACK OF MARKET FOR THE COMPANY'S SECURITIES. There is currently no market for the Company's Shares and there may never be a market for the Shares, even if this entire offering is sold. Certain officers, directors, employees, consultants and suppliers of the Company hold options to purchase, in the aggregate, up to 454,000 Shares at prices ranging from $1.00 to $3.00 per Share as of the date of this Prospectus. If all of these options were to be exercised, outstanding Shares would be increased by 4.3% if the maximum offering is sold and by approximately 4.7% if only the minimum offering is sold. The exercise of any or all of these outstanding options would have a depressive effect on the market price, if any, of the Shares.

Even if a market for the Shares did develop, the Company has 9,665,342 Shares currently outstanding as of the date of this Prospectus. All of these Shares are "restricted" Shares, of which

5,934,900 of these Shares are both "restricted" and "control" Shares within the meaning of the Securities Act of 1933 and Rule 144 promulgated thereunder. Any or all of these restricted and control Shares could be resold to the public if registered pursuant to the Securities Act of 1933, as amended or pursuant to an exemption from registration thereunder such as Rule 144. Rule 144 provides for the resale, subject to certain limitations with respect to quantity, holding period, matter of resale and certain filing requirements, of restricted securities to the public. Any resale of the securities currently held by the Company's Promoters and present shareholders could have a depressing effect on any market for the Shares that might develop.

COMPETITION. The Company faces strong competition from other companies, some of which have substantially more experience and financial resources than the Company. (See "COMPETITION").

INDEMNIFICATION. The Company's Articles of Incorporation provide that no director shall have any personal liability to the Company or its shareholders for monetary damages for breach of duty of care or the other duties of a director except for any appropriation of any business opportunity, for acts or omissions that involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit. Copies of the Company's Articles of Incorporation and ByLaws are available for inspection by any potential investor or his representative. (See "ADDITIONAL INFORMATION"). Because of these provisions, the Company and its shareholders may have a more limited right of action against a director than they would have absent these provisions. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 (THE "ACT") MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE COMPANY HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with these securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

GOVERNMENTAL REGULATION. The Company will be subject to various local ordinances, county, state and federal laws and regulations, including laws and regulations that may directly affect the profitability of the Company. (See "GOVERNMENTAL REGULATIONS").

NEED TO RETAIN KEY PERSONNEL AND LACK OF "KEY MAN" INSURANCE. The success of the Company in the next few years is materially dependent upon the abilities of its executive officers. The Company has "Key Man" insurance in the total amount of $1,000,000 on both Argil Wheelock, M.D., its Chairman and CEO and on Marie Marlow, Vice President of Clinical and Regulatory Affairs, but not currently on any of its other officers or employees. While Management believes this amount of insurance to be adequate, the loss of the services of any one or more of the Company's present employees could adversely affect the Company.

PAST AND FUTURE COMPLIANCE WITH FEDERAL SECURITIES LAWS. Previous securities offerings by the Company were not registered under the Securities Act of 1933 in reliance on exemptions from registration provided therein. Although the Company intends to assure compliance with all provisions of federal and state securities laws relating to the offer and sale of the Shares, there is no assurance that the offering presently qualifies or will continue to qualify due to, among other things, the adequacy of disclosure and the manner of distribution of this offering, the existence of other offerings by the Company in the past or of future offerings, the activities of the Company's officers and directors or the change in any securities laws or regulations. If and to the extent suits for rescission are brought and successfully concluded for failure to register other offerings made or to be made by the Company, under state or federal securities laws, or for acts or omissions constituting certain prohibited practices under state or federal securities laws, both the capital and assets of the Company could be adversely affected, thus jeopardizing the ability of the Company to operate successfully. Further, the time and resources of Company personnel could be expended in defending an action by investors or by state or federal authorities even where the Company is ultimately exonerated. Neither the Securities and Exchange Commission nor any state securities agency approved or disapproved the Shares offered in this Prospectus nor has any securities commission or agency passed upon the adequacy or accuracy of information contained herein.

Approximately 90 days after the effective date of this offering, the owners of the Company's restricted securities may begin reselling these securities pursuant to the provisions of Rule 144 (See RISK FACTOR entitled "LACK OF MARKET FOR THE COMPANY'S SECURITIES", above). The viability of a secondary market for the Company's securities is based upon, among other requirements, the Company being current in filing reports with the Securities and Exchange Commission pursuant to the reporting requirements mandated by the Securities Exchange Act of 1934 (The "Exchange Act"). If the Company becomes delinquent in filing reports pursuant to the Exchange Act it may become impossible for any investor to resell his Shares.

ARBITRARY OFFERING PRICE. The offering price of $6.00 per Share was determined arbitrarily by management. This offering price has no relationship to book value, market value or any other indicia of valuation, and there can be no assurance of any resale value for the Company's Shares.

NON-EXCLUSIVE LICENSE. VISSH Voennomedicinsky Institut of Bulgaria ("VISSH"), the developer of the patent, retained the rights to the Bulgarian patent of its invention. In addition, the license granted from HMT to the Predecessor (now the Company) is only for the US, Mexican and Canadian patents. This means that products produced in Bulgaria by VISSH or its licensee or by other licensees of HMT in other countries in which the invention is licensed (such as China, South Korea and Japan), could effectively compete with the Company's products in the world market outside of the US, Mexico and Canada. (See "PATENTS, TRADEMARKS AND LICENSES").

PATENT AND TRADEMARK APPLICATIONS NOT A GUARANTEE OF PROTECTION. While the Company has obtained or has filed for certain patents or trademarks for its various products, processes, technology, trademarks and logos, this protection does not guarantee that other persons will not use or employ patents, processes, technology, trademarks or logos substantially identical to the Company's. If another person were to successfully patent a product manufactured by the Company or to obtain a trademark or copyright on a logo, process or trade name used by the Company, it is possible that the Company would be required to pay royalties to such person or to cease such use. In addition, the cost of patent or trademark litigation may prove prohibitively expensive to the Company, even if the Company were to prevail in such litigation. The Company does not have patent protection for the LithoTron(R) lithotripter. (See "COMPETITION").

The Company is aware that both Siemens GmbH ("Siemens") and Dornier Medical Systems ("Dornier") have had patents approved for the use of shock wave therapy in orthopedics as well as to treat pain. The Company believes that the Siemens and Dornier patents do not apply to the OssaTron(R) orthopedic lithotripter because its technique is different from the technique employed in the Siemens and Dornier applications and because of the Company's indications of use and earlier filed patent application. (See "COMPETITION").

CHANGING REGULATORY CLIMATE. Federal and state laws regulate physician ownership of, and referrals to, health care service providers. On January 9, 1998, proposed regulations were published applicable to the services provided by the limited partnerships in which the Company is an investor. If these regulations are adopted, the profitability and viability of some of the Company's operations may be endangered. (See "GOVERNMENTAL REGULATION").

Hospitals and centers to which the Company sells its products are reimbursed for lithotripsy under various federal and state programs, including Medicare and Medicaid, primarily at fixed rates. These programs are always subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, all of which could affect the ability of the Company to market its products.

LOWER RATES OF REIMBURSEMENT AND OTHER UNCERTAINTIES. Over the last several years, there has been a trend towards lower reimbursement rates for health care services and prescription drugs by cost-conscious third-party payors such as health maintenance organizations. There has also been increased resistance by insurance companies and others to reimburse for certain treatments that may be considered experimental or optional or to reimburse when a less-expensive alternative is deemed to be available. Such reimbursement reductions or resistance to treatments could affect the potential market for the Company's products.

In addition, these lower rates of reimbursement are occurring at a time when labor and supply costs are gradually increasing due to inflation.

RISK RELATING TO CHANGES IN TECHNOLOGY. The OssaTron(R) orthopedic lithotripter and LithoTron(R) lithotripter are both subject to rapid technological changes and face the risk of product obsolescence and the development of less expensive alternatives. The development of new technologies or drugs or refinements of existing ones might render the Company's products technologically or economically obsolete.

MALPRACTICE AND OTHER LIABILITY RISKS. Physicians and technicians who use the Company's products are exposed to the risk of liability and malpractice claims. Any such claims could also name the Company. While the Company has not experienced any such claims, an award for damages could exceed the limits of the Company's applicable insurance coverage. Successful liability claims asserted against the Company, to the extent not covered by insurance, could affect the Company's ability to operate profitably. While management believes the Company's current level of insurance is adequate, there can be no assurance of this.

DEPENDENCE UPON HMT. The Company's products are manufactured by HMT High Medical Technologies GmbH ("HMT"), a Swiss corporation. HMT is a privately-held concern and does not publish any resulting financial information. If HMT were to encounter financial problems and cease the manufacture of the Company's products, it is possible that the Company may not find an alternative manufacturer or that the terms of any manufacturing agreement with an alternative manufacturer would not be on terms as favorable to the Company as its' current agreement with HMT.

YEAR 2000 COMPLIANCE. The Company is aware of the issues associated with the programming of existing computer systems as the year 2000 approaches, and recognizes the need to ensure that its operations will not be disrupted by Year 2000 hardware and software issues. This problem will affect the Company since virtually every computer operation will be affected in some way by the rollover of two-digit year values. The central issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or could fail. The Company is in the process of confirming compliance regarding Year 2000 issues for both internal and external (suppliers, vendors) information systems. This process, which shall continue on an ongoing basis, involves communicating with significant suppliers, HMT, financial institutions, and other parties that provide significant services to the Company. There can be no assurance that the Company's primary service providers will properly address such Year 2000 issues. Expenditures to make the Company Year 2000 compliant are not expected to be material to the Company's financial position or results of operations, however, there can be no assurance in that regard. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS").

RISK OF LOSS. In view of the risk involved in the Company's business operations, the Shares offered hereby should not be purchased by any person who cannot afford to risk the loss of his investment.

                             HISTORY AND BUSINESS

HISTORY.

    HealthTronics, Inc. (the "Company") was incorporated in the State of Georgia on December 1, 1995. On December 31, 1995 OssaTronics, Inc. (the
"Predecessor"), an affiliated Georgia corporation formed on December 23, 1994, was merged into the Company. The Agreement and Plan of Merger was finalized with the Office of the Secretary of State of Georgia on April 29, 1996. All references to the Company shall include, unless otherwise noted, the Predecessor.

    The Company was founded for the purpose of obtaining Food and Drug Administration ("FDA") approval for certain products manufactured by HMT High Medical Technologies GmbH ("HMT"), a Swiss corporation; in particular, certain medical devices utilizing shock wave therapies, known as the LithoTron(R) lithotripter and the OssaTron(R) orthopedic lithotripter. Upon FDA approval the Company will have exclusive rights to market the OssaTron(R). Both products are currently being used outside of the United States and Canada.

    It is the intent of the Company to attempt to generate revenues from four sources:

    1) Sales of the LithoTron(R) lithotripter and the OssaTron(R) orthopedic lithotripter as well as related medical devices;

    2) Recurring revenues from licensing fees, sales of consumable products and the maintenance of equipment;

    3) Investment income generated from partnerships and joint ventures with physicians, dealerships and hospitals that purchase equipment from the Company, as well as management fees from such entities; and

    4) Income generated from equipment owned by the Company or by affiliates of the Company through rental or leasing.

MARKET OVERVIEW.

    Management believes that approximately 600,000 persons a year suffer from kidney stones in the United States. Of these, approximately 180,000 will be treated with lithotripsy, a nonsurgical therapy developed in Germany around 1980. Based upon average charges of $6,000 per patient (These average charges include the use of equipment, physician charges, anaesthesia and other normal charges incidental to this therapy), management believes that over $1,000,000,000 is spent on this technology per year.

    There are approximately 380 active lithotripter systems in operation in the United States, with approximately 210 of these installed in hospitals or outpatient centers. The remaining 170 are mobile, with most of these owned by groups of urologists except for 61 machines owned by Prime Medical and 30 machines controlled by Integrated Healthcare Services, formerly owned by Coram Healthcare. Almost half of the lithotripters now in use are older than 10 years.

    The majority of machines now in use in the United States were manufactured by Dornier Medical Systems, Siemens GmbH or Medstone International, Inc. The retail price of a new lithotripter made by these companies ranges from $300,000 to $800,000.

PRODUCTS AND PROPOSED PRODUCTS.

I)    The LithoTron(R) Lithotripter

    The LithoTron(R) lithotripter was developed by HMT. Management believes the LithoTron(R) lithotripter to be superior to the other lithotripters currently available for the following reasons:

      1) Higher power and lower retreatment rates than competing lithotripters.

      2) The LithoTron(R) lithotripter is patient friendly and causes minimal discomfort and very few complications.

      3) The machine is very easy for doctors and technicians to use. The LithoTron(R) lithotripter is readily transferable from one treatment room to another, as opposed to older machines that may require a dedicated, specially prepared operating suite costing in excess of $100,000.

      4) Increased reliability and lower maintenance costs compared with older, currently installed machines.

      5) Versatility, since the X Ray system used for imaging the kidney stones can be removed and used for other medical procedures.

      6) Excellent X Ray pictures as opposed to older devices currently in use.

      7) More cost-efficient mobile service, since the machine can be transported in a smaller vehicle than most of the machines currently in use.

    After completing a four (4) site Investigatory Device Exemption ("IDE") study for kidney and upper ureter stones, the LithoTron(R) lithotripter Pre-Market Approval ("PMA") application was submitted to the FDA on May 15, 1997. The United States Food and Drug Administration ["FDA"] requires that a company or person seeking to introduce a medical treatment device must first go through an IDE study and must afterwards go through a PMA application. The FDA will not approve any medical treatment device for sale that has not received PMA approval. On July 21, 1997, the Company received FDA notice that the PMA is approved and the Company may begin commercial distribution of the LithoTron(R) lithotripter, subject to certain restrictions on the uses, methods, controls, labeling and the training of operators in compliance with the Code of Federal Regulations. The Company is conducting additional investigations to allow the promotion of additional LithoTron(R) lithotripter features.

II) The OssaTron(R) Orthopedic Lithotripter

    Orthotripsy(R) is the application of shock wave technology to certain orthopedic problems. It is an extension of the principle used to treat kidney stones. Physiologically, Orthotripsy(R) is believed to stimulate bone, tendon and ligament healing by inducing microscopic injuries at the site of the chronic injury. Subsequently, a generation of new red blood vessels enters into the area and causes bone-healing cells (osteoblasts) or tissue healing cells (fibroblasts) to invade the area and stimulate the healing process. Another name for Orthotripsy(R) is orthopedic lithotripsy.

    Management believes that in Europe, orthopedic lithotripsy has been shown to be an effective treatment in 60 - 90% of cases involving chronic heel pain syndrome ("heel spurs"), non-union fractures (fractures that have failed to heal for nine months or more since the initial injury) and lateral epicondylitis ("tennis elbow").

      Management believes the OssaTron(R) orthopedic lithotripter to be one of a few commercially available orthopedic shock wave devices in the world. The Company believes its product is superior to potential competitors who utilize a different energy source. The OssaTron(R) orthopedic lithotripter is typically referred to as a "high energy" orthopedic device and the higher power enables the OssaTron(R) orthopedic lithotripter to promote healing with fewer treatment sessions.

      On May 29, 1996, the Company received approval from the FDA to begin preliminary patient investigations with the OssaTron(R) orthopedic lithotripter. Treatment of the first nonunion patient (a "nonunion patient" is a patient whose bone injury is not healing normally within nine months of the injury) was performed on July 18, 1996; treatment of the first tennis elbow patient on September 19, 1996 and the first heel spur patient on February 27, 1997. On February 13, 1998, the Company received FDA permission to expand the tennis elbow study to a multi-site study and to expand the heel spur study to multiple sites. The Company is currently the sponsor of three clinical studies involving the Ossatron(R) orthopedic lithotripter. These include studies involving this product for treating chronic heel pain syndrome (also called plantar fasciitis), for treating tennis elbow, and for treating nonunion fractures. All three studies are being regulated by the FDA, and are being conducted in two stages: an initial feasibility study, which is a small, 20 patient series intended to provide preliminary safety and effectiveness information, followed by a second stage multi-center pivotal study that includes 100 or more patients and is intended to provide the clinical data needed to obtain FDA approval for marketing. Stage one feasibility studies of the OssaTron(R) orthopedic lithotripter for heel pain syndrome and for tennis elbow have, in the opinion of management, been successfully completed; the FDA has reviewed the results of these two feasibility studies and approved the expansion of both studies to stage two pivotal investigations on February 13, 1998. Patient enrollment for the stage one feasibility study of the treatment of nonunion fractures is nearly complete, and the Company plans to submit findings to the FDA and request expansion to the stage two pivotal study once all 20 patients have been treated.

     The findings from the phase one feasibility studies of OssaTron(R) orthopedic lithotripter treatment of heel pain syndrome and of tennis elbow closely resembled findings from clinical use of the OssaTron(R) orthopedic lithotripter in Europe. Management believes that approximately 85% (seventeen out of twenty) of the feasibility study patients treated for heel pain syndrome had a successful response to initial treatment, and that approximately 85% of the tennis elbow patients had a successful response to treatment. About 50% of the feasibility study patients treated for tennis elbow required two treatments, as had been reported from European clinical studies of OssaTron(R) orthopedic lithotripsy treatments for this indication of use. The Company believes the feasibility study results from its current studies to be superior to published results for European clinical experience with orthopedic shock wave devices based on a different energy source (electromagnetic technology), which appear to be associated with higher retreatment rates than have been demonstrated in the OssaTron(R) orthopedic lithotripter studies. Findings from the stage two pivotal studies are not yet available, since these are double-blinded, placebo-controlled studies (this means that neither the patient nor the doctor know whether the patient is receiving an effective treatment or a placebo), but the Company has no reason to believe that pivotal study results will differ significantly from feasibility study findings. The Company believes that retreatment rates may be a significant factor not only in the FDA approval process, but also concerning reimbursement for orthopedic shock wave treatments.

EMPLOYEES.

     The Company employs twenty-two persons on a full-time basis in administration and operation. None of the Company's employees are members of labor unions and management believes labor relations to be good.

POTENTIAL MANUFACTURING.

     The Company does not currently own or operate any manufacturing facilities and has no plans to manufacture any of its products in the immediate future. The Company currently imports its products from the manufacturer, HMT. The Company has the right to purchase manufacturing rights from HMT for the OssaTron(R) orthopedic lithotripter and has the right to manufacture the LithoTron(R) lithotripter. The Company intends, however, for at least the next 12 months, to continue to purchase both LithoTron(R) lithotripters and OssaTron(R) orthopedic lithotripters from HMT. (See "RISK FACTOR - DEPENDANCE ON HMT", above).

MAINTENANCE SERVICES.

     Maintenance services for the Company's products are performed by Servicetrends, Inc., a subsidiary of Integrated Healthcare Services ("IHS"), and formerly a subsidiary of Coram Healthcare Corporation. While IHS is believed by management to be the second largest provider of lithotripsy services in the United States and therefore may be deemed a competitor of the Company, management is satisfied with the level of service performed by Servicetrends, Inc., and has no plans to change its arrangements with Servicetrends, Inc.

Several shareholders of the Company are also employees of Servicetrends, Inc.

MARKETING.

     The Company markets the LithoTron(R) lithotripter primarily to hospitals and to certain physician groups that provide mobile lithotripsy services. (With respect to ownership by physician groups, proposed regulations could have a severe impact upon the ability of such groups to own lithotripsy devices - See "GOVERNMENTAL REGULATION", below.) Three medical centers have already purchased an OssaTron(R) orthopedic lithotripter under the conditions of the IDE regulations, and have begun investigational studies. A further investigational site is leasing a unit and has also begun a pre-IDE study.

     The Company currently has several major customers, including HealthSouth. In addition, the Company uses U.S. Lithotripsy, L.P., a Texas limited partnership of which the Company is the sole general partner, Signal Medical, IHS, HealthSouth and Mobile One Medical for assistance in marketing its products. No single customer accounts for more than 10% of the Company's business.

GOVERNMENTAL REGULATION.

     The Company will be subject to regulation by federal, state and local statutes, ordinances, regulations and codes in many facets of its business. Such governmental regulation includes licenses, permits, safety codes, zoning, truth-in-lending, workmen's compensation and related laws, as well as various consumer sales statutes and regulations. The Company's proposed products must be approved by the FDA prior to marketing these products. In addition, the Company is subject to acts and regulations promulgated by the Drug Enforcement Administration and the Healthcare Financing Administration. The Company will also be subject to regulation by various regulatory agencies of the states in which the Company intends to sell its Shares. The states impose various regulations upon the activities of health care providers such as the Company and its customers. The Company's compliance with any changes in such laws and regulations may have an adverse effect upon the Company's business. Although management of the Company presently believes that its operations will be in compliance with applicable laws and regulations, there can be no assurance that the Company will continue to be able to comply with all applicable laws and regulations, or to do so without adverse consequences to the Company's business. (See also "RISK FACTORS").

     The Company has received clearance from the FDA to begin a test program of the OssaTron(R) orthopedic lithotripter and has been granted FDA approval for commercial distribution of the LithoTron(R) lithotripter subject to certain conditions.

     Federal law regulates physician ownership of, and referral to, health care service providers for services reimbursable under the Medicare or Medicaid programs through two federal acts: the Medicare and Medicaid Fraud Prevention Act; and the Omnibus Budget Reconciliation Acts and certain regulations proposed thereunder. The Medicare and Medicaid Fraud Prevention Act (referred to hereinafter as the "Anti-kickback Statute") generally prohibits the payment of any remuneration to induce or encourage the referral of patients for services reimbursable under the Medicare or Medicaid programs. The Omnibus Budget Reconciliation Acts (referred to hereinafter as the "Stark Act") expanded restrictions imposed upon physician ownership and referral activities to include "hospital outpatient services". On January 9, 1998 the Health Care Financing Administration published proposed regulations applicable to all designated health services. While lithotripsy is not mentioned in the proposed regulations, accompanying comments indicate that lithotripsy is included within the definition of inpatient and hospital outpatient services. While there are several exceptions and safe harbors within the above federal acts and regulations, strict compliance with these acts and regulations would limit the ability of the Company to contract with limited partnerships controlled by physicians since physicians would generally not be allowed to own lithotripters.

COMPETITION.

     The Company's competitors, including Dornier Medical Systems, ("Dornier") Siemens GmbH ("Siemens"), Medstone International, Inc. ("Medstone"), IHS, Prime Medical Services, Inc. ("Prime") and Storz Medical Systems ("Storz"), are larger and better-financed than the Company, and also enjoy a high degree of international name recognition for other products they manufacture. It is possible that one or more of these companies could corner the market for lithotripters through the use of extensive advertising and product discounts, even if the Company's products prove to be superior.

     The Company is aware that Dornier, Siemens, Medstone and Storz are all currently working on an orthotripsy device. Approximately 50% of the lithotripters in service in this country were manufactured by Dornier. The Company believes the OssaTron(R) orthopedic lithotripter to be superior. Siemens and Dornier have received patents for the use of shock wave therapy in orthopedics and for pain management. The Company, however, believes that its technique is different from the Siemens and Dornier patents and believes that its earlier filed patent application and 72 pending claims covering multiple pathologies or indications of use do not encroach upon either the Siemens or Dornier patents.

     The Company believes that Prime owns approximately 16% of the estimated 380 lithotripters currently in operation in the United States, making this entity the leading provider of lithotripsy services. IHS is believed to hold the second position with approximately 8% of the estimated lithotripters in the United States. The Company estimates that the next four largest lithotripsy providers operate only 11% of the lithotripsy units currently in operation in the United States.

     The Company also competes with local private facilities and medical centers that offer lithotripsy services, including hospitals that own their own machines and local mobile service providers.

PROPERTY, EQUIPMENT AND INVENTORY.

     As of June 30, 1998, the Company owns property, equipment and inventory, on a consolidated basis, with a net book value of $4,353,039. The Company currently leases 6,275 square feet of office space in Marietta, Georgia at a monthly rental of $3,921.88. The Company's lease expires on May 15, 2000. The Company intends to perform all of its administrative, marketing, assembly, inspection, warehousing and shipping functions from its current facility. The Company deems this space adequate to meet its foreseeable future needs.

JOINT VENTURES, SUBSIDIARIES AND DISTRIBUTORS.

     The Company entered into a distributor agreement with U.S. Lithotripsy, L.P. ("USL"), a Texas limited partnership of which the Company was one of the corporate general partners, and with Litho Management, Inc., USL's other corporate general partner, on March 7, 1997 (As shown below - the Company is currently the sole general partner in USL). The distributorship agreement (as amended) grants USL an exclusive license to sell, use, lease and distribute the Company's products in a 19 state area and a nonexclusive right (subject to approval by the Company) to sell, use, lease and distribute the Company's LithoTron(R) lithotripter and related urology products in other states. The Company, pursuant to a private placement memorandum dated June 1, 1997 acquired a 40% ownership interest in USL, consisting of a .4% general partnership interest and a 39.6% limited partnership interest, pursuant to an Entity Interest Agreement. On May 1, 1998 the Company acquired 100% of the outstanding common shares of Litho Management, Inc. in exchange for 700,000 Shares of the Company's Common Stock; the Company therefore became the sole general partner of USL. As of June 30, 1998, USL was the general partner in seven limited partnerships and a limited partner in one limited partnership that provide lithotripsey services.

     On September 9, 1998 the Company exchanged 300,000 of its Shares with three shareholders of the Company who were also the sole shareholders of HLE Corp., a Texas corporation, in exchange for all of the issued and outstanding shares of HLE Corp. The assets of HLE Corp. consist of a 30% limited partnership interest in Metro I Stone Management, Ltd., a Texas limited partnership. Because the Company, as sole general partner of USL, has already consolidated Metro I Stone Management, Ltd., this transaction effectively represents an acquisition of additional interest in the operations of Metro I Stone Management, Ltd.

     The ownership share of USL and of HLE Corp. in these various limited partnerships, as of the date of this Prospectus, (hereinafter referred to as the "Second Tier Limited Partnerships") is discussed below:

                                             USL Interest
Name of Entity                              in Partnership                Type of Ownership
------------------------------------------------------------------------------------------------------
Metro I Stone Management, Ltd. (1)                10%                Sole General Partnership Interest

Mississippi Valley I Stone                        01%                Sole General Partnership Interest
Management Limited. (l)                           30%                Limited Partnership Interest

AESL Limited Partnership                          20%                Limited Partnership Interest

East Texas I Stone Management, Ltd. (1)           10%                Sole General Partnership Interest

Dallas Stone Management, LP (1)                   10%                Sole General Partnership Interest

Tulsa Stone Management, Limited                   10%                Sole General Partnership Interest
Partnership                                       89%                Limited Partnership Interest

Tyler Stone Services, L.P. (1)                    10%                Sole General Partnership Interest
                                                  89%                Limited Partnership Interest

S.C. Missouri Stone Management, L.P.              10%                Sole General Partnership Interest



                                               HLE Interest
Name of Entity                                in Partnership             Type of Ownership
------------------------------------------------------------------------------------------------------
Metro I Stone Management, Ltd. (1)                30%                Limited Partnership Interest


The Company is also a limited partner in the following entities (Hereinafter referred to as the "First Tier Limited Partnerships"):


                                         Company Interest
Name of Entity                            in Partnership                    Type of Ownership
------------------------------------------------------------------------------------------------------
Bone and Joint Treatment                       49%                   Limited Partnership Interest
Centers of South Florida,
Limited Partnership

Lithotripsy Leasing                            13%                   Limited Partnership Interest
Limited Partnership

Chesapeake Lithotripsy-West,
Limited Partnership                             5%                   Limited Partnership Interest

Lithotripsy Association of Texas                5%                   Limited Partnership Interest

------------------------------------------------------------------------------------------------------

(1) The above entities pay USL a management fee of 7.5% of gross receipts, subject to certain minimums or other limitations.

(2) The Company, through its general partnership interests, guaranteed the debts of USL and all of the Second Tier Limited Partnerships (See "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS").

     The Company is currently a 67% owner of Tenn-Ga Prostate Therapies, L.L.C. ("Tenn-Ga Prostate"), a Tennessee limited liability company that owns and operates a mobile Prostatron device (a Prostatron is a medical device that uses microwave energy to treat prostate enlargement). The remaining 33% of Tenn-Ga Prostate is owned by physicians who practice in the market served by Tenn-Ga Prostate. Tenn-Ga Prostate provides prostate therapy services to various hospitals in the Southeast. Argil Wheelock, M.D., the Company's Chairman and CEO, is the Chief Manager of Tenn-Ga Prostate.

PATENTS, TRADEMARKS AND LICENSES.

     The OssaTron(R) orthopedic lithotripter, the invention subject to the patents and patent applications of the Company, is an apparatus used, among other considerations, for the medical treatment of the pathological state of bones. VISSH was the holder of a patent entitled: "Method and Apparatus for Medical Treatment of the Pathological State of Bones" (U.S. Patent Number 4,979,501). The patents and patent applications for Australia, Canada, Hungary, South Korea, Russia, Japan, China and the United States were sold by VISSH to HMT High Medical Technologies GmbH ("HMT"). VISSH retained the
Bulgarian patent. On January 21, 1997, a U.S. Patent for a "System, Method and Apparatus for Treatment of Degenerative Bone" was awarded to the principals of HMT, and assigned to HMT (U.S. Patent Number 5,595,178). There is no patent for the LithoTron(R) lithotripter.

     HMT granted a license regarding U.S. Patent Number 4,979,501 and Canadian Patent Number 1,330,580 (the "Original License") to the Predecessor on June 3, 1995. The Original License provides the Predecessor (the Company since the merger) with a non-exclusive license to make, use, lease, or sell shock wave equipment for medical treatment. The Original License was acquired for $100,000. HMT reserved the patents and patent applications for Australia, Hungary, South Korea, Russia, Japan and China. The Original License could be terminated by either party upon default after 30 days written notice. On August 7, 1996 the Original License was amended (the "Amended License") to specifically grant to the Company an exclusive license to make, use, lease or sell shock wave equipment for medical purposes. This Amended License is effective for a term of 5 years beginning on the date PMA is granted by the FDA and is automatically renewable for subsequent 5 year terms provided that the Company meets a sales commitment of not less than an average of 20 Ossatron(R) orthopedic lithotripters a year, as averaged over the preceding 5 year term. If the Company fails to meet this sales commitment, the Amended License provides that it may be terminated by HMT upon 12 months notice at least 12 months prior to the expiration of the 5 year term then in effect. The Amended License further grants to the Company the exclusive rights to manufacture the OssaTron(R) orthopedic lithotripter, as well as accessories, spare parts, consumables and disposables related thereto, upon payment of a fee of $1,000,000 and a licensing fee not to exceed 10% of the Company's net selling price for each Company manufactured unit sold. Subsequently, the Company and HMT entered into an agreement entitled:
"Second Amendment to Patent License Agreement". This Agreement added Patent Number 5,595,178 to the Original License and the Amended License.

     Messrs. John F. Warlick (the Company's Executive Vice President), Roy S. Brown (the Company's President), Argil

Wheelock, MD and John Ogden, MD (a consultant to, and shareholder of, the Company) have filed a patent application with the United States Patent and Trademark Office for an invention entitled "Method for Using Acoustic Shock Waves in the Treatment of Medical, Dental and Veterinary Conditions". This filing is for additional uses for the OssaTron(R) orthopedic lithotripter and has been assigned to the Company for no consideration. In addition, in 1998 the Company filed seventy-two patent claims for additional uses for the OssaTron(R) orthopedic lithotripter.

     On November 22, 1994 HMT entered into a distributorship agreement with the Predecessor granting the Predecessor exclusive distribution rights for the OssaTron(R) orthopedic lithotripter and related parts and consumables for the United States, Canada and Mexico. As part of this agreement: the Predecessor committed to purchase 10 OssaTron(R) orthopedic lithotripter units per year over the life of the agreement after FDA PMA approval; and HMT shall warrant the OssaTrons(R) orthopedic lithotripter for 12 months at no cost to the Predecessor. This distributorship agreement is for an indefinite period of time and may be terminated at any time for cause, as defined in the contract to include bankruptcy, default in payment, failure to perform or failure of the Predecessor to meet its purchase commitment, or upon 12 months notice by either party, after November 11, 2000. On March 1, 1996 this distributorship agreement was assigned to the Company.

     On January 24, 1996 HMT entered into a distributorship agreement with the Company granting the Company exclusive distribution rights for the LithoTron(R) lithotripter and related parts and consumables for the United States (including Puerto Rico, the U.S. Virgin Islands and Guam), Canada and Mexico. As part of this agreement: the Predecessor committed to purchase 12 LithoTron(R) lithotripter units per year over the life of the agreement, after FDA PMA approval; and HMT shall warrant the LithoTron(R) lithotripters for 12 months at no cost to the Predecessor. This distributorship agreement is for an indefinite period of time and may be terminated at any time for cause, as defined in the contract to include bankruptcy, default in payment, failure to perform or failure of the Predecessor to meet its purchase commitment or, upon 12 months notice by either party, after January 22, 2001.

     On June 20, 1996 the Company received from HMT a right to manufacture both the LithoTron(R) lithotripter and the OssaTron(R) orthopedic lithotripter, including all drawings, technical descriptions, supplies and all other information requested by the Company in order to enable the Company to manufacture both the LithoTron(R) lithotripter and the OssaTron(R) orthopedic lithotripter. While this right does not subject the Company to additional payments with respect to the LithoTron(R) lithotripter, manufacturing of the OssaTron(R) orthopedic lithotripter is subject to the one time payment of $1,000,000 and a licensing fee not to exceed 10% of the Company's net selling price for each Company manufactured unit sold, as described in the second paragraph of this sub-section. The Company has no present plans to engage in manufacturing activities.

     The Company has conducted a preliminary trademark registrability search for the proposed marks "NewTrode(TM)" and "Osteotripsy". The preliminary search indicated that the Company could register any one or all of these names as they did not appear to conflict with any other registered or pending trademarks. The Company currently has pending trademark registrations for "Ossatripsy", "NewTrode(TM)" and "Osteotripsy". In addition, the Company has been awarded the trademark registration for "Orthotripter(R)" OssaTron(R) orthopedic lithotripter, "Orthotripsy(R)" and LithoTron(R) lithotripter.

                                   MANAGEMENT
OFFICERS AND DIRECTORS.

           The name and positions of the Company's executive officers and directors as of the date of this Prospectus are set forth below. The term of office of each director is for a period of one year, or until the next annual shareholders' meeting, whichever occurs first.

--------------------------------------------------------------------------------
                                                            BENEFICIAL
NAME                         POSITION HELD (2)              COMMON STOCK
                                                            OWNERSHIP
                                                               (1)
--------------------------------------------------------------------------------

Argil J. Wheelock, M.D      Chairman and CEO               1,508,800 Shares (3)
                            (Since June 1, 1996)

Roy S. Brown                President and COO              1,002,200 Shares (4)
                            (Since May 1, 1996)
                            Director
                            (Since Inception)

Scott Cochran               Secretary/Treasurer              166,000 Shares
                            (Since Inception)
                            Director
                            (Since Inception)


John F. Warlick             Executive Vice President       1,348,800 Shares (5)
                            (Since Inception)

Marie Marlow                Vice President of Clinical        38,000 Shares (6)
                            and Regulatory Affairs
                            (Since September 1, 1996)

Joachim Voss                Director                         500,000 Shares
                            (Since December, 1997)

Victoria Beck               Chief Financial Officer           15,000 Shares (7)
                            (Since August 1, 1997)

John Burke                  Director                          75,000 Shares (8)
                            (Since December, 1997)

--------------------------------------------------------------------------------

(1) Pursuant to the beneficial ownership rules of the Securities and Exchange
Commission: Common Stock owned of record by close relatives of officers and directors has been aggregated with stock held of record by officers and directors and vested options held by each of these persons have been treated as though such options were exercised.

(2) Messrs. John F. Warlick, Argil Wheelock and Joachim Voss may be deemed to be "Parents" and "Promoters" of the Company and the Predecessor, as those terms are defined in the Securities Act of 1933.

(3) Dr. Wheelock has been issued options to purchase up to 90,000 Shares of the Company's Common Stock at a purchase price of $1.00 per Share. These Shares have been included in this table pursuant to the beneficial ownership rules of the SEC.

(4) Mr. Brown has been issued options to purchase up to 29,000 Shares of the Company's Common Stock at a purchase price of $1.00 per Share. These Shares have been included in this table pursuant to the beneficial ownership rules of the SEC.

(5) John F. Warlick has been issued options to purchase up to 19,000 Shares of the Company's Common Stock at a purchase price of $1.00 per Share. These Shares have been included in this table pursuant to the beneficial ownership rules of the SEC. 1,328,800 of the Shares shown in this table are owned of record by Ty Warlick, Mr. Warlick's wife. Mr. Warlick disclaims record or beneficial ownership of any of the shares owned by Ty Warlick.

(6) Ms. Marlow has been issued options to purchase up to 10,000 Shares of the Company's Common Stock at a purchase price of $1.00 per Share and 5,000 Shares at a purchase price of $3.00 per Share. These Shares have been included in this table pursuant to the beneficial ownership rules of the SEC. Certain incentive options, totaling up to 75,000 Shares that may be issued to Ms. Marlow pursuant to an incentive option agreement dated March 24, 1998 have not been included in this table. (See "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS" and "OPTIONS").

(7) Ms. Beck has been issued options to purchase up to 15,000 Shares of the Company's Common Stock at a purchase price of $1.00 per Share and 5,000 Shares at a purchase price of $3.00 per Share. These Shares have been included in this table pursuant to the beneficial ownership rules of the SEC. Certain incentive options, totaling up to 10,000 Shares that may be issued to Ms. Beck pursuant to an employment agreement dated July 11, 1997 have not been included in this table. (See "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS" and "OPTIONS").

(8) Mr. Burke has been issued options to purchase up to 50,000 Shares of the Company's Common Stock at a purchase price of $1.00 per Share. These Shares have been included in this table pursuant to the beneficial ownership rules of the SEC.

BIOGRAPHICAL INFORMATION.

ARGIL J. WHEELOCK, M.D. (50) - Dr. Wheelock was a practicing, board-certified urologist in Chattanooga, Tennessee from 1979 until 1996. Since July 1, 1996 he has worked exclusively as Chief Executive Officer of the Company. From November, 1994 until June, 1996, he was CEO of Phymatrix's (A NASDAQ listed company that specializes in physician practice management) Lithotripsy Division. From July, 1991, until November, 1994, he was Vice President in charge of Lithotripsy Services at Coram Healthcare (A NYSE listed company engaged in home health care). Dr. Wheelock is the president, a director and a shareholder of NGST, a Tennessee corporation engaged in mobile lithotripsey through partnerships; a shareholder of Cobb Regional Lithotripter Services, Inc.; the managing general partner of TennGA Stone Group Two; the Chief Manager of Tenn-Ga Prostate; and a minority partner in TennGA Stone Group Two.

ROY S. BROWN (50) - Mr. Brown was the president of Servicetrends, Inc., a former affiliate of the Company that continues to service equipment for the Company, until May 30, 1996. Prior to this he served as: Vice President of Sales and Marketing for Intra-Sonix of Burlington, Massachusetts, a medical equipment manufacturing company (1994 to 1995); as the owner of Andex products, an international business consulting firm in Lawrenceville, Georgia (1992 through 1994); and as Executive Vice President of Sales and Marketing for Dornier Medical Systems, a manufacturer of medical equipment located in Munich, Germany (from 1984 to 1992). Mr. Brown holds the equivalent of a B.A. in International Business from Hannover University in Hannover, Germany.

JOHN F. WARLICK (37) - Mr. Warlick, who holds a B.S. in Financial Management from Clemson University, was the Vice President of Sales for, the past president of, and a director of Servicetrends, Inc., a former affiliate of the Company from April, 1996 until September, 1996. Prior to this he was the Sales Operations Manager of Dornier Medical Systems (from 1985 until 1988), the Vice President of Sales for Energy Four (from 1989 until 1991) and the president of OssaTronics, the Company's Predecessor (from its inception).

JOACHIM VOSS (60) - Mr. Voss, a resident of Germany, has an engineering degree from the Engineering School of Bielefeld,

Germany. With a background of twenty-five years in marketing and engineering of high technology products for aerospace and medical application, he worked from 1989 through 1996 as Managing Director and as Marketing Director of HMT, the corporation that developed and manufactures both the LithoTron(R) lithotripter and the OssaTron(R) orthopedic lithotripter. Mr. Voss has now retired from his active role in HMT, but still works as a consultant to HMT and it's German affiliate company.

SCOTT COCHRAN (37) - Mr. Cochran is a partner with the law firm of Cochran, Camp and Snipes in Smyrna, Georgia, and has held this position since 1988. He received an A.A. degree from Young Harris College, a B.A. from Emory University and a J.D. from Mercer Law School. Mr. Cochran's law firm also serves as outside counsel to the Company.

MARIE MARLOW (45) - Ms. Marlow is Vice President of Clinical and Regulatory Affairs for the Company, a position she has held since September of 1996. From May of 1995 until August, 1996, she served as a Technical Advisor for Quintiles/BRI of Rockville, Maryland, a leading consultant and evaluation entity to the medical industry with respect to FDA regulatory and product study issues. Prior to this she served as: Director of Regulatory and Clinical Affairs for Cambridge Heart, Inc. of Bedford, Massachusetts (February of 1994 to May, 1995); Director of Regulatory Affairs for Bard Electrophysiology, a division of C.R. Bard, Inc. of Billerica, Massachusetts, a NYSE traded company primarily engaged in the field of medical equipment and related technology (September, 1993 until February, 1994); and Director of Clinical and Regulatory Affairs for Intra-Sonix, Inc. of Burlington, Massachusetts, a Massachusetts based start-up company which developed an integrated ultrasound and laser device for medical purposes (June, 1989 to August, 1993). Ms. Marlow holds a diploma in Nursing from the California Hospital School of Nursing (Now the USC School of Nursing).

VICTORIA BECK (43) - Ms. Beck graduated from Georgia State University in 1981 with a degree in accounting. From 1992 until mid 1997 she worked for the international accounting firm of Price Waterhouse. From mid 1987 until mid 1994 she was the Controller of Miller/Zell, a Georgia company engaged in the manufacturing and design of visual merchandising systems. From mid 1994 until July of 1997, Ms. Beck was an independent certified public accountant practicing in, and certified in, the state of Georgia.

JOHN BURKE (52) - Mr. Burke has served as a director of the Company since February, 1998. He is presently the managing member of Capital Appreciation Management Company, L.L.C., which is the managing general partner of an Atlanta-based merchant banking fund specializing in acquiring controlling interests in companies located in the southeastern United States. Mr. Burke is also a principal with Brown Burke Capital Partners, Inc., which provides financial advisory services to middle market companies in connection with mergers and acquisitions and financing. Mr. Burke also serves as a director of United Companies Financial Corporation, a financial services holding company engaged in consumer lending. From 1973 to 1996, Mr. Burke was employed by the Robinson-Humphrey Company, Inc., most recently serving as a Senior Vice President and the head of its financial institutions/banking research.

REMUNERATION.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the aggregate direct annual remuneration to be paid to the Company's executive officers and directors. The Company does not have any long-term incentive plans or stock appreciation rights.

---------------------------------------------------------------------------------------------------------------------------

                                                                Long Term Compensation
                                                                ----------------------
           Annual Compensation                                       Awards
---------------------------------------------------------------------------------------------------------------------------

Name                                                                    Other          Restricted          All
and                                                                     Annual         Stock Option        Other
Principal                                                               Compensation   Awards              Compensation
Position                       Year               Salary      Bonus (1)                     (2)
                                                    ($)         ($)         ($)       ($)          (#)          ($)

---------------------------------------------------------------------------------------------------------------------------

Argil J. Wheelock, M.D.        Fiscal Year       $ 89,000     $3,334         0      $90,000      90,000
Chairman and CEO               Ended 12/31/97

Roy S. Brown                   Fiscal Year       $ 89,000     $4,021         0      $29,000      29,000      $7,000 (4)
President and CEO              Ended 12/31/97

John F. Warlick                Fiscal Year       $ 89,000          0         0      $19,000      19,000             (7)
Executive Vice President       Ended 12/31/97

Marie Marlow                   Fiscal Year       $108,000     $  405         0      $25,000      15,000             (5)
Vice President                 Ended 12/31/97

Scott Cochran                  Fiscal Year              0 (3)      0         0            0           0
Secretary/Treasurer            Ended 12/31/97

Victoria Beck                  Fiscal Year       $ 65,968          0         0      $15,000      15,000             (6)
Chief Financial Officer        Ended 12/31/97

John Burke                     Fiscal Year              0          0         0      $50,000      50,000
Director                       Ended 12/31/97

---------------------------------------------------------------------------------------------------------------------------

(1) In addition to their annual remuneration, executive officers of the Company who are also employees may be entitled to participate in the Company's 401(K) plan. These amounts are shown above in the "Bonus" Column above. Also shown in the "Bonus" column are certain valuations for insurance paid by the Company for Messrs. Wheelock ($1,493) and Brown ($1,334) (See "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS").

(2) With the exception of certain incentive options to which management has not assigned a value, management has valued the Shares underlying the stock options at a price of from $1.00 to $3.00 per Share, the fair market value of the Shares at issuance as determined by management in the absence of a readily trading market, solely for the purposes of Rule 402 of Regulation S-B promulgated under the Securities Act of 1933. If these Shares were valued at the public offering price of $6.00 per Share, this would constitute additional consideration to the executive officers of the Company in the amount of $1,085,000. These Shares are, however, restricted and any resale would be subject to the registration provisions of the Securities Act of 1933 or the provisions of Rule 144 or a similar exemption from registration under the Securities Act of 1933.

(3) Mr. Cochran, as counsel to the Company, shall also bill the Company for legal services rendered to the Company. (See "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS").

(4) Mr. Brown receives the use of a Company automobile. The Company has valued this use at approximately $7,000 per annum.

(5) Certain incentive options that may be available to Ms. Marlow upon FDA approval of the OssaTron(R) orthopedic lithotripter have not been valued in this table. (See "OPTIONS" and "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS").

(6) Certain options that may be available to Ms. Beck premised upon her continued service to the Company have not been valued in this table. (See "OPTIONS" and "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS").

(7) Mr. Warlick began receiving a car allowance of $500 per month in 1998.

                             PRINCIPAL SHAREHOLDERS

SECURITIES OWNERSHIP OF MAJORITY SHAREHOLDERS.

     The following table sets forth certain information as of the date of this Prospectus regarding each person known by the Company to own more than five (5%) percent of the issued and outstanding Shares of Common Stock of the Company, each current director and all directors and executive officers of the Company as a group. "Beneficial Ownership" is defined pursuant to the regulations promulgated by the SEC as having or sharing, directly or indirectly, voting power, which includes the power to vote or to direct the voting, and/or investment power, which includes the power to dispose of or to direct the disposition of the Shares of the Common Stock indicated. Each person is the record owner of the Shares indicated and possesses the sole voting and investment power with respect to such Shares unless otherwise indicated.

----------------------------------------------------------------------------------------------------------------------------
  NAME OF OWNER                     AMOUNT OF BENEFICIAL OWNERSHIP           PERCENTAGE OF CLASS
                                                 (1)                   (CURRENT)           AS ADJUSTED
----------------------------------------------------------------------------------------------------------------------------
  ARGIL WHEELOCK, MD                      1,508,800 SHARES              15.61%                14.15%
  JOHN F. WARLICK                         1,348,800 SHARES (2)          13.96%                12.64%
  ROY S. BROWN                            1,002,200 SHARES              10.37%                 9.40%
  WERNER SCHWARZE                           500,000 SHARES               5.17%                 4.69%
  WALTER UELBELACKER                        500,000 SHARES               5.17%                 4.69%
  JOACHIM VOSS                              500,000 SHARES               5.17%                 4.69%
  KARL HEINZ RESTLE                         500,100 SHARES               5.17%                 4.69%
  JOHN BURKE                                 75,000 SHARES               0.78%                 0.70%
  ALL OFFICERS & DIRECTORS
  AS A GROUP. (8 PERSONS)                 5,934,900 SHARES              61.40%                55.65%
----------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to the beneficial ownership rules of the Securities and Exchange
Commission: Common Stock owned of record by certain close relatives of these persons has been aggregated with stock held of record by these persons; and options held by each of these persons have been treated as though such options were exercised.

(2) These Shares are owned of record by Ty Warlick, the wife of John F. Warlick, and Mr. Warlick disclaims record or beneficial ownership of all but 20,000 of these Shares.

                CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS


     Karl Heinz Restle, a majority shareholder of the Company, is the president of HMT. HMT owns the United States and Canadian patents that have been licensed to the Company. HMT is also the supplier of LithoTron(R) lithotripters and Ossatron(R) orthopedic lithotripters to the Company.

     John Warlick, Executive Vice President and a majority shareholder of the Company, is a former director and the former president of Servicetrends, Inc. ("Servicetrends"), a Georgia corporation that has contracted with the Company to provide installation and maintenance service for the LithoTron(R) lithotripter and OssaTron(R) orthopedic lithotripter. All of the Company's installation and maintenance is currently performed by Servicetrends. In addition, Roy S. Brown, President of the Company is also a past-president of Servicetrends and several officers of Servicetrends are shareholders in the Company.

     On April 19, 1996 John F. Warlick agreed to transfer 499,800 (post-split) Shares to Dr. Wheelock in exchange for the following:

        1) The purchase by an investor group of an OssaTron(R) orthopedic lithotripter at a price of not less than $250,000 and the entering into of an IDE Agreement within 90 days;

        2) The raising of a minimum of $300,000 by purchasing or causing outside investors to purchase 3% of the then outstanding Shares at a price of $300,000; and

        3) A commitment by Dr. Wheelock to an ongoing participation in the business of the Company.

     As of the date of this Prospectus, all of these conditions have been performed by Dr. Wheelock.

     Also on April 19, 1996 the shareholders of the Company voted to split the Company's stock at a rate of 60 new Shares for each old Share held.

     In addition to the foregoing, on April 19, 1996 Mr. Warlick received 100,000 Shares in exchange for the cancellation of an initial loan of $100,000 to the Company.

     The Company conducted a private placement of its Common Stock from June 24, 1996 through December 4, 1996. Pursuant to this private placement the Company sold an aggregate of 1,406,600 Shares at $1.00 per Share to 74 investors. During the course of this private placement, the Company sold Shares to three residents of the State of Alabama prior to the filing of a notice with such state. Pursuant to an agreement with the state: the Company offered rescission to the three Alabama investors; and reimbursed the state $2,000 as an administrative assessment and for the costs of the state investigation.

     On December 23, 1996 the Board of Directors instituted an options program to issue up to 350,000 Shares at prices to be determined by the Board. Subsequently, the Board increased the authorized options to 550,000 Shares at an exercise price from $1.00 to $3.00 per Share. (See "OPTIONS") As of the date of this Prospectus, the Board has issued options for an aggregate of 454,000 Shares to 31 persons, including certain promoters, officers, directors, employees and consultants to the Company. Except as noted in the "OPTIONS" section of this Prospectus, all such options expire on December 31, 2000 or December 31, 2001. (See "OPTIONS").

     On April 1, 1997 Dr. Wheelock loaned $650,000 to Tenn-Ga Prostate in order to allow Tenn-Ga Prostate to purchase a Prostatron (a medical device that uses microwave energy to treat prostate enlargement) and a vehicle to transport the Prostatron. This loan was subsequently repaid to Dr. Wheelock.

     On April 14, 1997 the Board of Directors granted stock options, exercisable at $1.00 per Share (management has valued these Shares underlying the stock options at a price of $1.00 per Share, the fair market value of the Shares at issuance as determined by management in the absence of a readily trading market) to Messrs. Wheelock (65,000 Shares), Brown (9,000 Shares) and Warlick (9,000 Shares) in exchange for personal payment guarantees provided by these officers on behalf of the Company.

     Dr. Wheelock is a general partner of Tenn-Ga Stone Group Two and a shareholder of Cobb Regional Lithotripter Services, Inc., a corporation providing mobile lithotriptic services in Cobb County, Georgia.

     On January 1, 1996 the Company adopted a 401(K) retirement plan (the "Plan"). The Plan provides that eligible employees may authorize the Company to withhold from 1% up to 12% of compensation, as defined in the Plan, plus up to 100% of cash bonuses paid by the Company. However, the total amount withheld by the Company on behalf of each employee may not exceed $7,000 for any taxable year. The Plan provides that the Company may make a matching contribution not to exceed 6% of the employee's compensation for employees that have been employed for at least one year with the Company. The Company contributed $10,300 to the Plan in 1997 and $3,800 in 1996.

     USL is a Texas limited partnership that has entered into a distributor agreement with the Company (See "HISTORY AND BUSINESS"). As of June 30, 1998, the Company is the sole general partner of USL pursuant to an Entity Interest Agreement dated March 7, 1997 (effective April 1, 1997). The Company exchanged 200,000 Shares of its Common Stock, issued to 4 owners of USL, in exchange for a 40% interest in USL (This 40% interest consisted of a .4% general partnership interest and a 39.6% limited partnership interest). This exchange was effected by a private placement memorandum dated June 1, 1997. On May 1, 1998, the Company acquired 100% of the outstanding shares of Litho Management, Inc., the other corporate general partner of USL for 700,000 Shares of the Company and thus became the sole general partner of USL. In addition to distributing the Company's products, USL has, along with Litho Management, Inc., its former other corporate general partner, organized, and USL shall continue to organize, limited partnerships with practicing urologists as limited partners for the ownership and operation of LithoTron(R) lithotripters in a 19 state area. USL has currently formed seven limited partnerships with certain urologists (See "JOINT VENTURES, SUBSIDIARIES AND DISTRIBUTORSHIPS") in exchange for limited partnership and general partnership interests and a 7.5% management fee. It should be noted that certain proposed FDA regulations could inhibit physician ownership of these limited partnerships (See "GOVERNMENTAL REGULATION").

     On July 11, 1997 the Company entered into an employment agreement with Victoria Beck to become the Company's Chief Financial Officer. Pursuant to this employment agreement, Ms. Beck was provided with options to purchase up to 25,000 Shares at $1.00 per Share, contingent upon Ms. Beck's continued employment with the Company at the time the options become vested. This vesting schedule is as follows: 10,000 Shares on July 11, 1997; 5,000 Shares on July 31, 1998; 5,000 Shares on July 31, 1999 and 5,000 Shares on July 31, 2000.

     The Company conducted a private placement of its Common Stock from July 31, 1997 through February 12, 1998. Pursuant to this private placement the Company sold an aggregate of 758,742 Shares at $3.00 per Share to approximately 67 investors.

       On March 24, 1998 the Company entered into an incentive option agreement with Marie Marlow, the Company's Vice President of Regulatory and Clinical Affairs. As an incentive to Ms. Marlow's placing the highest priority on the OssaTron(R) orthopedic lithotripter project, she received additional options to purchase 75,000 Shares at $3.00 per Share. The full 75,000 Shares will vest on December 31, 2003 or if the Company receives FDA approval of the OssaTron(R) orthopedic lithotripter before September 30, 1999 (See "OPTIONS").

     The Company has entered into a distributorship agreement with Mobile One Medical Equipment ("MOME"). As part of that agreement, the Company has the right through September 30, 1998 to purchase a 30% interest in MOME in exchange for 30,000 Shares. If the Company does not purchase this 30% interest, John Warlick has the right to purchase this 30% interest in MOME. Ty Warlick, the wife of John Warlick, has loaned $20,000 to the principal of MOME, all of which has been repaid as of the date of this Prospectus.

     Messrs. Wheelock and Warlick own minority interests (3% and 2%, respectively) in Lincolnland, an S corporation in the mobile lithotripsy business. Lincolnland has purchased two LithoTron(R) lithotripters from an authorized distributor of the Company's products.

     On September 9, 1998 the Company exchanged 300,000 of its Shares with three shareholders of the Company who were also the sole shareholders of HLE Corp., a Texas corporation, in exchange for all of the issued and outstanding shares of HLE Corp. The assets of HLE Corp. consist of a 30% limited partnership interest in Metro I Stone Management, Ltd., a Texas limited partnership.

     The Company and/or Litho Management, Inc., as well as certain executive officers of the Company (Messrs. Wheelock, Brown and Warlick), have guaranteed approximately $2,207,958 in debt owed by the Second Tier Limited Partnerships and a $650,000 line of credit to the Company extended by First Tennessee Bank National Association. Of this amount Messrs. Wheelock, Brown and Warlick may be personally liable on the Company's line of credit from First Tennessee Bank National Association for up to $108,333 each, plus interest and certain expenses.

FUTURE TRANSACTIONS WITH AFFILIATES:

    Other than as described in this Prospectus, the Company does not presently contemplate any other material transactions with Messrs. Warlick, Wheelock and Voss (Collectively referred to as the "Promoters") or with any of the Company's officers or directors.

    Any future material transactions and loans to promoters, officers and directors will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties; and all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transaction. Until such time, if ever, as the Company has independent outside members of the Company's Board of Directors, such material future transactions and loans to the promoters, officers and directors must be approved by a vote of the majority of the holders of the Company's Common Stock. Common Stock owned by the promoters or by their "Affiliates" or "Associates" (as those terms are defined in Paragraph II of the Statement Of Policy Regarding Loans And Other Material Affiliated Transactions as adopted and effective October 24, 1991 by the North American Securities Administrators Association, Inc.) shall not be counted in determining said majority.

                                    DILUTION

     "Dilution" means the difference between the public offering price ($6.00 per Share) and the pro forma net tangible book value per Share after giving effect to this offering. Net tangible book value per Share is determined by dividing the tangible net worth of the Company, consisting of tangible assets less total liabilities, by the number of Shares outstanding. The following table illustrates under the above assumptions the dilution of a new investor's equity as of June 30, 1998.

     As of June 30, 1998, the Company had issued 9,365,342 Shares to its current officers, directors and shareholders in exchange for $6,503,000 in cash (an average of approximately $0.69 per Share) as well as the officers and directors activities in organizing the Company and the exchange of a 40% ownership interest in USL, and a 100% ownership interest in Litho Management, Inc. (See "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS"). The net tangible book value of the Company as of June 30, 1998 was $3,898,092 or approximately $.42 per Share. Giving effect to the sale by the Company of all Shares offered for cash, the pro forma net tangible book value of the Company after deducting expenses of this offering estimated at $225,793 if the minimum offering is sold and estimated at $775,793 if the maximum offering is sold, would be approximately $4,172,303 if only the minimum offering is sold or approximately $.44 per Share, which represents an increase of approximately $.02 in the net tangible book value per Share to present shareholders and an immediate dilution of $5.56 to public investors. If the maximum offering is sold, pro forma net tangible book value would be approximately $9,122,299 or approximately $.88 per Share (See "DESCRIPTION OF SECURITIES" and "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS").

                                                                        Minimum           Maximum
                                                                        -------           -------
Public offering price per share                                         $6.00             $6.00
Net tangible book value per share before offering                       $0.42             $0.42
Increase per share attributable to public investors                     $0.42             $0.46
Pro forma net tangible book value per share after offering              $0.44             $0.88
Dilution per share to public investors                                  $5.56             $5.12

     The numbers in the table above do not assume the exercise of all of the Company's outstanding stock options. If the 454,000 outstanding options were exercised, dilution would be substantially increased. These numbers also do not include the 300,000 Shares issued to the shareholders of HLE Corp. on September 9, 1998 (See "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS").

                                 CAPITALIZATION

     The following table illustrates the capitalization of the Company as of the date of this Prospectus and as adjusted to reflect the sale of all the securities offered hereby:

----------------------------------------------------------------------------------------------------------------------------
                                                                                             AMOUNT TO BE
                                                         AMOUNT OUTSTANDING                   OUTSTANDING
TITLE OF                  AMOUNT                          AS OF THE DATE OF                  IF THIS ENTIRE
CLASS                   AUTHORIZED                         THIS PROSPECTUS                  OFFERING IS SOLD
----------------------------------------------------------------------------------------------------------------------------
Common Stock           30,000,000                           9,665,342(1)                       10,665,342(1)
No Par Value

Stock Options             550,000                             454,000                             454,000(2)
to purchase Stock
----------------------------------------------------------------------------------------------------------------------------

(1) This amount does not include Shares that are subject to the exercise of options or warrants that have been granted to the Placement Agent to purchase up to 100,000 Shares.

(2) The Board of Directors may issue options or warrants to purchase up to an additional 96,000 Shares of Common Stock at a price to be determined by the Board to certain persons to be designated by the Board.

                           DESCRIPTION OF COMMON STOCK

GENERAL

     The Company is currently authorized to issue 30,000,000 shares of no par value Common Stock. The Company currently has 9,665,342 Shares of its Common Stock issued and outstanding, held of record by approximately 135 persons (See "PRINCIPAL SHAREHOLDERS") as well as options exercisable on or before December 31, 2000, December 31, 2001 or December 31, 2003 for an aggregate of 454,000 Shares at prices ranging from $1.00 to $3.00 per Share. No other class of securities has been issued by the Company. All shares of Common Stock to be issued in this offering shall be fully paid and non-assessable.

       The Common Stock has cumulative voting power with respect to the election of directors, with each share being entitled to one vote, either in person or by proxy. Each shareholder is entitled to cast all such votes for a single director or may apportion his vote as he sees fit. The candidates for director receiving the highest number of votes (up to the number of directors to be elected), shall be elected.

     Holders of Common Stock are entitled on liquidation to share pro rata in assets available for distribution to shareholders after payment of corporate debt.

     The Company acts as its own transfer agent; in the future, however, the Company may engage an independent registrar and transfer agent.

DIVIDENDS

     The Company has not paid any dividends on its Common Stock. The Company does not plan to declare any dividends in the near future, but plans instead to allocate future earnings, if any, to the continued operations and expansion of the Company's business. However, in the event that the Company should, in the future, adopt a policy of paying dividends, declaration and payment will be dependent on future earnings, if any, as well as the financial condition of the Company and other relevant factors.

OPTIONS

     The Company has granted options to certain promoters, officers, directors, employees and consultants to purchase up to 454,000 Shares. In addition to the outstanding options, the Board of Directors may issue additional options to purchase up to 96,000 Shares and the Placement Agent shall receive warrants to purchase up to 100,000 Shares at $9.90 per Share at the rate of one warrant for every ten Shares sold in this offering (See "UNDERWRITING"). The Company has not issued any stock appreciation rights and does not have a long-term incentive plan. The options held by management as of the date of this Prospectus are exercisable pursuant to the following table:

----------------------------------------------------------------------------------------------------------------------------
                                               Percent of
                                               Total Options
                           Options             Granted to                         Exercise
                           Granted             Employees and                      Price        Expiration
  Name                       (#)               Others                             ($)          Date
----------------------------------------------------------------------------------------------------------------------------
  Argil Wheelock, MD       90,000              19.82%                              $1.00       12/31/2000
  Roy S. Brown             29,000               6.39%                              $1.00       12/31/2000
  John Warlick             19,000               4.18%                              $1.00       12/31/2000
  Marie Marlow             10,000               2.20%                              $1.00       12/31/2000
                            5,000               1.10%                              $3.00       12/31/2001
                           50,000 (1)          11.01%                              $3.00       12/31/2003
                           25,000 (1)           5.51%                              (2)         12/31/2003

  Victoria Beck            15,000               3.30%                              $1.00       12/31/2000
                           10,000 (3)           2.20%                              $1.00       12/31/2001
                            5,000               1.10%                              $3.00       12/31/2001

  John Burke               50,000              11.01%                              $1.00       12/31/2000
----------------------------------------------------------------------------------------------------------------------------

(1) The acceleration of these options is contingent upon Ms. Marlow obtaining FDA approval for the OssaTron(R) orthopedic lithotripter on or before certain dates, otherwise they vest on December 31, 2003 (See "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS"). The acceleration vests according to the following table:

DATE OF FDA APPROVAL                                     OPTIONS ACCELERATED
---------------------------------------------------------------------------------------

Before 9/30/1999                                               75,000
By 12/31/1999                                                  60,000
By 3/31/2000                                                   45,000
By 6/30/2000                                                   30,000
By 12/31/2000                                                  15,000
No FDA approval
or approval after 12/31/2003                                   75,000
---------------------------------------------------------------------------------------


(2) The exercise price for these options has not been determined by management.

(3) These options will vest at various future dates. (See "CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS").

                                 USE OF PROCEEDS

     The following table illustrates the use of the proceeds of this offering in the event the minimum (83,334 Shares) or maximum (1,000,000 Shares) offerings are sold. If more than the minimum but less than the maximum offering are sold, the proceeds will be used in approximately the following order of priority.

-----------------------------------------------------------------------------------------------
Description of Proposed Use                                     Minimum            Maximum
-----------------------------------------------------------------------------------------------
Offering Expenses                                              $ 175,793         $  175,793
Commissions                                                    $  50,000         $  600,000
Placement Agent Expense Allowance                              $  10,000         $  120,000
FDA Study Expenses                                             $ 264,211         $  604,207
Purchase Of Capital Equipment For Lease                        $       0         $2,000,000
Purchase Of Inventory                                          $       0         $2,000,000
Working Capital                                                $       0         $  500,000
                                                               =========         ==========
TOTAL APPLICATION OF PROCEEDS:                                 $ 500,004         $6,000,000

                                  UNDERWRITING

PLAN OF DISTRIBUTION

    Pursuant to a placement agent agreement (the "Placement Agent Agreement"), the Company has engaged Capital Growth Management, Inc. (the "Placement Agent") as its agent to sell up to 1,000,000 Shares to the public on a "best efforts" basis (This means that the Placement Agent [who may also be referred to as the "underwriter"] is only obligated to use good faith efforts to form a selling group and to sell this offering and is not obligated to sell all or any portion of it). There can be no assurance that any of these Shares will be sold. If the Placement Agent fails to sell at least 83,334 of the offered Shares within the minimum offering period (60 days from the date of this Prospectus), unless extended by the Company until 90 days from the date of this Prospectus, the offering will be terminated and the subscription payments will be promptly refunded in full to subscribers, without paying interest or deducting expenses. If the minimum number of Shares are sold, the offering will continue until nine months from the date of this Prospectus or until all offered Shares are sold, whichever event first occurs, unless the offering is sooner terminated by the Company. In no event will this offering continue beyond nine months from the date of this Prospectus.

     All subscription payments should be made payable to "         as Escrow
Agent for HealthTronics, Inc.". The subscription payments will be transmitted by the Placement Agent no later than noon of the next business day following
receipt, to an escrow account maintained by       in Atlanta, Georgia. The
escrow agent will hold all subscription payments pending the sale of the minimum number of Shares within the specified period. Subscription payments will only be withdrawn from the escrow account for the purpose of paying the Company for the Shares hereunder, if at least 83,334 of the Shares offered hereunder are sold, or for the purpose of refunding subscription payments to subscribers. Neither the Company nor subscribers will earn interest on funds held in the escrow account, and subscribers will not have use or right to return of such funds during this period, which may last as long as 90 days for the minimum offering. In any event, the offering will terminate nine months from the date of this Prospectus unless the minimum offering is not sold or the Company or Placement Agent elects to terminate this offering earlier. If the minimum Shares are sold within 90 days, all funds collected will be disbursed to the Company.

     The public offering price of the Shares offered hereby was determined by the Company based arbitrarily upon considerations including market conditions and other factors. The public offering price does not bear any relationship to assets, book value, or other traditionally recognized criteria or indicia of value.

     The Company has paid the Placement Agent the sum of $25,000 as an advance against the Placement Agent's accountable expense allowance of 1% of the aggregate amount of securities sold by the Placement Agent and other brokers who contract with the Placement Agent to sell this offering ("Selected Dealers"). This amount was paid upon the signing of the Placement Agent Agreement. In addition, the Company shall pay the Placement Agent a selling commission of eight percent (8%) of the gross funds raised by the Placement Agent and Selected Dealers. The Placement Agent may reallot any or all of the Commission to Selected Dealers. The Placement Agent is also entitled to receive a non-accountable expense allowance of up to one percent (1%) of the gross funds raised by the Placement Agent and by Selected Dealers. Accountable expenses include any and all reasonable offering expenses for this offering including, but not limited to: telephone expenses, postage, travel expenses, copying and printing charges, legal and accounting costs. In no event will the accountable expense allowance exceed 1% of the gross funds raised by the Placement Agent. In the event this offering is terminated prior to the sale of the minimum offering, the Placement Agent shall be reimbursed only for its actual accountable out-of-pocket expenses and any portion of any advance on the accountable expense allowance not accounted for will be promptly refunded to the Company.

     The Company has also granted the Placement Agent warrants (the "Warrants") to purchase the Company's Shares at a rate of one Warrant (equaling one share of Stock) for each ten Shares sold in this offering. The exercise price of the Warrants is equal to 165% of the public offering price of this offering ($9.90 per Share). The Warrants are not exercisable for a period of one year from the effective date of this offering and thereafter become exercisable for a period of four years from the effective date. During the first year after the effective date of this offering, the Warrants may only be transferred by the Placement Agent to its officers or to officers or partners of the Selected Dealers.

     The Company and the Placement Agent have also agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act. In the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the Placement Agent in the successful defense of any action, suit or proceeding) is asserted by such Placement Agent in connection with these securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. Copies of the Company's Articles of Incorporation and By-Laws are available for inspection by any potential investor or his representative.

     The foregoing is a summary of the principle terms of the Placement Agent Agreement, which summary does not purport to be complete. For all of the terms of the Placement Agent Agreement, reference is made to a copy thereof which is on file as an exhibit to the Registration Statement. (See "AVAILABLE INFORMATION").

                                     EXPERTS

     The audited financial statements of HealthTronics, Inc. and Subsidiaries at December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 and of Litho Management, Inc. and Subsidiaries for the year ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Christopher J. Moran, Jr. of Atlanta, Georgia has rendered an opinion on the legality of the Company's no par value Shares. Mr. Moran is also securities counsel to the Company in connection with this offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF CONSOLIDATED OPERATIONS

GENERAL

     The Company is a provider and distributor of extracorporeal shockwave devices and participates in limited partnerships that market the services of these products on a per procedure basis. To date, the Company's consolidated revenues have come primarily from sales of the LithoTron(R) lithotripter.

YEAR 2000 COMPLIANCE

     The Company is aware of the issues associated with the programming of existing computer systems as the year 2000 approaches, and recognizes the need to ensure that its operations will not be disrupted by Year 2000 hardware and software issues. This problem will affect the Company since virtually every computer operation will be affected in some way by the rollover of two-digit year values. The central issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or could fail. The Company is in the process of confirming compliance regarding Year 2000 issues for both internal and external (suppliers, vendors) information systems. This process, which shall continue on an ongoing basis, involves communicating with significant suppliers, HMT, financial institutions, and other parties that provide significant services to the Company. There can be no assurance that the Company's primary service providers will properly address such Year 2000 issues. Expenditures to make the Company Year 2000 compliant are not expected to be material to the Company's financial position or results of operations, however, there can be no assurance in that regard.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Since its inception in December 1995, the Company has devoted its principle efforts toward obtaining FDA approval for certain medical devices, specifically the LithoTron(R) lithotripter, a kidney lithotripter and the OssaTron(R) orthopedic lithotripter, an orthopedic lithotripter. On receipt of the July 21, 1997 FDA PMA, the Company began marketing the LithoTron(R) lithotripter and refocusing its regulatory efforts on the pursuit of the FDA PMA for the OssaTron(R) orthopedic lithotripter.

     Effective April 1, 1997 the Company became a co-general partner with Litho Management, Inc. ("LMI"), as well as a 39.6% limited partner, in US Lithotripsy ("USL"), a Texas limited partnership formed for the purpose of developing and managing mobile lithotripsy partnerships in the Southwest. Since inception through June 30, 1998, USL has formed seven lithotripter partnerships in which USL is the sole general partner.

     The Company was unprofitable from inception through December 31, 1997 as a result of its investment in the FDA process. Subsequent to obtaining the LithoTron(R) lithotripter PMA in July, 1997, the Company experienced a significant increase in the number of devices sold. However, in accordance with generally accepted accounting principles, the Company defers sales made to certain partnerships where the Company has a general partnership interest and has co-signed on the related debt. On this basis, the Company deferred profits of $508,576 and $409,000 for the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively, to future periods. As a result the Company reported a net loss of $418,028 and a net profit of $768,823 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. The deferred profits will be recognized based on the debt repayment schedules and the estimated useful lives (currently five years) of the related equipment.

     On April 30, 1998 the Company acquired 100% of the outstanding common stock of LMI, its co-general partner in USL. The Company, as sole general partner, consolidates the LMI partnership interests in its financial statements as of the acquisition date. On a consolidated basis, the aforementioned deferred profit on medical device sales to certain of these partnerships for 1997 ($508,576), for the six months ended June 30, 1998 ($409,000) and for future periods has been eliminated against the related partnership assets.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Sales of Medical Devices and Services Provided: Sales of medical devices and services provided increased from $2,870,000 for the year ended December 31, 1996 to $5,062,104 for the year ended December 31, 1997, an increase of 76%. This increase is attributable to additional sales as a result of the FDA PMA for the LithoTron(R) lithotripter, received on July 21, 1997.

     Cost of Goods Sold, Rentals and Services Provided: Cost of goods sold, rentals and services provided increased from $2,073,697 for the year ended December 31, 1996 to $3,263,233 for the year ended December 31, 1997, an increase of 57%. This increase is attributable to additional sales as a result of the FDA PMA for the LithoTron(R) lithotripter, received on July 21, 1997.

      Salaries, Wages and Benefits: Salaries, wages and benefits increased from $309,663 for the year ended December 31, 1996 to $723,748 for the year ended December 31, 1997, an increase of 134%. This increase is due to the addition of corporate officers, additional regulatory medical monitors and technicians as the Company entered its second year of operations.

     General and Administrative Expenses: General and administrative expenses increased from $935,588 for the year ended December 31, 1996 to $1,463,683 for the year ended December 31, 1997, an increase of 56%. This increase is primarily attributable to the Company's move to larger office space in May, 1997, to the increase in marketing efforts in the last half of 1997, and to the increase in regulatory costs relative to the completion and submission of the LithoTron(R) lithotripter FDA PMA studies in 1997.

     Interest Expense: Interest expense increased from $0 for the year ended December 31, 1996 to $59,517 for the year ended December 31, 1997. This is solely attributable to the debt associated with the Prostatron purchased in 1997 by Tenn-Ga Prostate Therapies, LLC.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Sales of Medical Devices and Services Provided: Sales of medical devices and services provided increased from $1,121,636 for the six months ended June 30, 1997 to $5,766,774 for the six months ended June 30, 1998, an increase of 414%. This is directly attributable to additional sales as a result of the FDA PMA for the LithoTron(R) lithotripter, received on July 21, 1997.

     Rental Revenue: Rental revenue increased from $0 for the six months ended June 30, 1997 to $1,002,258 for the six months ended June 30, 1998. This is primarily attributable to the acquisition of the remaining general partnership interest in USL and the required consolidation of the related partnerships' operations as well as the Company's expansion into medical device leasing.

     Cost of Goods Sold, Rentals and Services Provided: Cost of goods sold, rentals and services provided increased from $782,283 for the six months ended June 30, 1997 to $3,282,862 for the six months ended June 30, 1998, an increase of 320%. This increase is directly attributable to additional sales as a result of the FDA PMA of the LithoTron(R) lithotripter, received on July 21, 1997.

     Salaries, Wages and Benefits: Salaries, wages and benefits increased from $287,127 for the six months ended June 30, 1997 to

$625,498 for the six months ended June 30, 1998, an increase of 118%. This increase is primarily attributable to the acquisition of the remaining general partnership interest in USL and the required consolidation of the related partnerships' operations as well as the Company's expansion into medical leasing.

     General and Administrative Expenses: General and administrative expenses increased from $530,217 for the six months ended June 30, 1997 to $1,602,868 for the six months ended June 30, 1998, an increase of 202%. This increase is primarily due to the increase in LithoTron(R) lithotripter marketing and expenses related to the OssaTron(R) orthopedic lithotripter IDE studies in progress in 1998.

     Equity in Earnings of Unconsolidated Partnerships: Equity in earnings of unconsolidated partnerships increased from $0 for the six months ended June 30, 1997 to $62,105 for the six months ended June 30, 1998. The Company acquired minority interest positions in certain partnerships in the fourth quarter of 1997 and the first quarter, 1998.

     Minority Interest: Minority interest increased from $0 for the six months ended June 30, 1997 to $472,592 for the six months ended June 30, 1998. This increase is directly attributable to the consolidation of First and Second Tier Partnerships by the Company, with significant minority interests held by various partnerships or individuals.

     Interest Expense: Interest expense increased from $16,250 for the six months ended June 30, 1997 to $49,348 for the six months ended June 30, 1998, an increase of 204%. This increase is primarily attributable to the increase in debt resulting from the consolidation of the first and second tier partnerships.

     Interest Income: Interest income increased from $5,198 for the six months ended June 30, 1997 to $19,713 for the six months ended June 30, 1998, an increase of 279%. This increase is due primarily to the earnings on funds obtained during the July 31, 1997 private placement which closed during the first quarter of 1998.

     Provision for Income Taxes: Provision for income taxes increased from $0 for the six months ended June 30, 1997 to $65,609 for the six months ended June 30, 1997. As of June 30, 1998, the Company has applied all remaining net operating tax loss ("NOL") carryforwards. In conjunction with the application of these NOL's, the Company adjusted the net deferred tax asset valuation allowance to zero, resulting in a reduced effective tax rate for the six months ended June 30, 1998. In assessing the likelihood of utilization of existing net deferred tax assets, management considered (a) its current operating environment and

(b) results of future operations to generate sufficient taxable income and, accordingly, has determined that it is more likely than not that the deferred tax assets will be realized.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has satisfied its working capital and capital spending needs through private placements and the sales of medical devices. The First and Second Tier Partnership equipment financing has been provided by term bank debt secured by the related device and guarantees from the various partners, including certain officers of the Company. In July, 1998, the Company obtained a $650,000 line of credit and a $1,000,000 equipment financing line with a Tennessee bank. The Company had no outstanding balances under these lines as of September 30, 1998.

     The Company intends to use net proceeds to the Company from this offering, its existing cash and cash equivalents, cash generated from operations and available credit facilities to fund future purchases of inventory, capital equipment for lease, FDA study expenses and working capital requirements.

                                    GLOSSARY

The Glossary below defines certain technical terms, trade names and "jargon" that relates to the science of urology, the Company's products and proposed products and the methods of treatment utilized by the urologists who use the Company's products and proposed products.

1) FDA - The Federal Food and Drug Administration. This federal agency must approve the Company's proprietary products before they may be offered for sale in the United States.

2) IDE Study - An "Investigational Device Exemption" study-the process of evaluating a new medical device for safety and efficacy prior to applying for FDA approval.

3) Lithotripter - A medical device used to fragment kidney stones into small pieces so that the stones may pass from the body, as well as the treatment of certain orthopedic pathologies.

4) LithoTron(R) lithotripter - The Company's proprietary Lithotripter.

5) NewTrode(TM) - A specially designed component of the LithoTron(R) lithotripter that initiates the energy used to fragment kidney stones. This is a HealthTronics, Inc. registered trademark.

6) Ossatripter - A medical device that uses high energy sound waves to treat chronic orthopedic conditions.

7) OssaTron(R) orthopedic lithotripter - The Company's proprietary Ossatripter.

8) Orthotripsy -The technique of using an Ossatripter to treat chronic orthopedic conditions.

9) Ossatripsy(R) - a HealthTronics registered trademark name , which will be used for refer to the treatment of a pathology with the OssaTron(R) orthopedic lithotripter.

10) Pre-Market Approval Application - A request to the FDA for approval of a medical device. After an IDE study (see above) has been completed, a Pre-Market Approval ("PMA") application is submitted to the FDA. Based upon such application, the FDA decides if the medical device is to be approved for marketing or if the application should be declined.

11) Prostatron - A medical device that uses microwave energy to treat prostate enlargement.

                         INDEX TO FINANCIAL STATEMENTS

   CONSOLIDATED FINANCIAL STATEMENTS OF HEALTHTRONICS, INC. AND SUBSIDIARIES

         Report of Independent Auditors                                                               F1

         Consolidated Balance Sheets as of December 31, 1996 and 1997, and June                       F2
         30, 1998 (Unaudited)

         Consolidated Statements of Operations for the years ended December 31,                       F4
         1996 and 1997, and the six months ended June 30, 1997
         (Unaudited) and June 30, 1998 (Unaudited)

         Consolidated Statements of Shareholders' Equity for the years ended                          F5
         December 31, 1996 and 1997, and the six months ended June 30, 1998
         (Unaudited)

         Consolidated Statements of Cash Flows for the years ended December 31,                       F6
         1996 and 1997, and the six months ended June 30, 1997 (Unaudited) and
         June 30, 1998 (Unaudited)

CONSOLIDATED FINANCIAL STATEMENTS OF LITHO MANAGEMENT, INC. AND SUBSIDIARIES

         Report of the Independent Auditors                                                          F26

         Consolidated Balance Sheet as of December 31, 1997                                          F27

         Consolidated Statement of Income for the year ended December 31, 1997                       F28

         Consolidated Statement of Shareholders' Equity for the year ended                           F29
         December 31, 1997

         Consolidated Statement of Cash Flows for the year ended December 31,                        F30
         1997

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF HEALTHTRONICS,
INC. AND SUBSIDIARIES.

         Combined Condensed Statements of Operations for the six months ended                       F40
         June 30, 1998 (Unaudited)

         Combined Condensed Statements of Operations for the year ended                             F41
         December 31, 1997 (Unaudited)

                         Report of Independent Auditors

The Board of Directors and Shareholders
HealthTronics, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of HealthTronics, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HealthTronics, Inc. and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                  /s/ Ernst & Young LLP

Atlanta, Georgia
March 6, 1998



                                       F1

                      HealthTronics, Inc. and Subsidiaries

                          Consolidated Balance Sheets

                                                                     JUNE 30,                        DECEMBER 31
                                                                      1998                    1997                  1996
                                                               -------------------------------------------------------------
                                                                   (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                     $  1,129,449            $ 1,796,694            $  933,386
   Trade accounts receivable                                        2,148,394              1,058,396               467,000
   Inventory                                                        1,463,053              1,465,887               130,000
   Due from affiliated partnerships                                   133,325              1,142,143                    --
   Vendor deposits                                                    243,500                 42,458               374,250
   Prepaid expenses                                                   103,894                 22,969                12,145
                                                               -------------------------------------------------------------

Total current assets                                                5,221,615              5,528,547             1,916,781


Property and equipment, at cost:
   Medical devices placed in service                                3,023,810                902,945                    --
   Medical devices not yet placed in service                               --                207,829               252,083
   Office equipment, furniture and fixtures                            44,983                  7,198                    --
   Vehicles and accessories                                           147,780                     --                    --
                                                               -------------------------------------------------------------
                                                                    3,216,573              1,117,972               252,083
   Less accumulated depreciation                                     (326,587)              (143,090)                   --
                                                               -------------------------------------------------------------
Net property and equipment                                          2,889,986                974,882               252,083

Deferred income taxes                                                 491,136                     --                    --
Partnership investments                                               260,100                368,502                    --
Goodwill (net of accumulated amortization
   of $26,070 at June 30, 1998)                                     2,320,170                     --                    --
Patent license (net of accumulated
   amortization of $30,000, $25,000 and
   $15,000 for June 30, 1998, December 31,
   1997 and 1996, respectively)                                        70,000                 75,000                85,000
Other assets                                                           26,844                     --                    --
                                                               -----------------------------------------------------------------
Total assets                                                     $ 11,279,851            $ 6,946,931            $2,253,864
                                                               =================================================================


                                       F2

                                                                       JUNE 30,                      DECEMBER 31
                                                                        1998                   1997               1996
                                                               -----------------------------------------------------------
                                                                   (Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                         $    861,767            $ 1,477,065         $  341,198
   Customer deposits                                                   131,400                460,000            500,000
   Short-term borrowings                                                    --                200,000                 --
   Warranty accrual                                                    388,740                175,600             20,000
   Accrued income taxes payable                                        223,821                     --                 --
   Other accrued expenses                                              238,231                156,689             31,199
   Current portion of long-term debt                                 1,149,969                145,885                 --
                                                               -----------------------------------------------------------
Total current liabilities                                            2,993,928              2,615,239            892,397

Deferral of profit on medical device sales to
   related parties                                                          --                508,576                 --
Long-term debt, less current portion                                 1,057,989                467,974                 --
Minority interest                                                      939,672                 (4,297)                --
                                                               -----------------------------------------------------------
Total liabilities                                                    4,991,589              3,587,492            892,397

Shareholders' equity:
   Common stock - no par value, voting:
     Authorized - 30,000,000, 30,000,000
     and 10,000,000  shares for June 30,
     1998, December 31, 1997 and 1996,
     respectively
     Issued and outstanding - 9,366,000,
       8,646,000 and 7,707,000 shares for
       June 30, 1998, December 31, 1997 and
       1996, respectively                                            6,503,000              4,343,000          1,927,000

   Accumulated deficit                                                (214,738)              (983,561)          (565,533)
                                                               -----------------------------------------------------------
                                                                     6,288,262              3,359,439          1,361,467
Total liabilities and shareholders' equity                     -----------------------------------------------------------
                                                                  $ 11,279,851            $ 6,946,931         $2,253,864
                                                               ===========================================================

See accompanying notes.



                                      F3

                      HealthTronics, Inc. and Subsidiaries

                     Consolidated Statements of Operations

                                                          SIX MONTHS ENDED JUNE 30           YEAR ENDED DECEMBER 31
                                                          1998               1997            1997              1996
                                                    -----------------------------------------------------------------
                                                               (Unaudited)
Sales of medical devices and
   services provided                                   $ 5,766,774     $ 1,121,636        $ 5,062,104     $ 2,870,000
Rental revenue                                           1,002,258              --                 --              --
                                                    -----------------------------------------------------------------
Total revenue                                            6,769,032       1,121,636          5,062,104       2,870,000

Cost of goods sold, rentals and
   services provided                                     3,282,862         782,283          3,263,233       2,073,697
                                                    -----------------------------------------------------------------
                                                         3,486,170         339,353          1,798,871         796,303

Salaries, wages and benefits                               625,498         287,127            723,748         309,663
General and administrative expenses                      1,602,868         530,217          1,463,683         935,588
                                                    -----------------------------------------------------------------
                                                         1,257,804        (477,991)          (388,560)       (448,948)

Equity in earnings of unconsolidated
   partnerships                                             62,105              --              4,669              --
Minority interest                                         (472,592)             --              4,297              --
Interest expense                                           (49,348)        (16,250)           (59,517)             --
Interest income                                             19,713           5,198             21,083          16,376
Other                                                       16,750              --                 --              --
                                                    -----------------------------------------------------------------
Net income (loss) before income taxes                      834,432        (489,043)          (418,028)       (432,572)
Provision for income taxes                                 (65,609)             --                 --              --
                                                    ------------------------------------------------------------------
Net income (loss)                                      $   768,823     $  (489,043)       $  (418,028)    $  (432,572)
                                                    =================================================================
Basic and diluted income (loss) per
   common share:
   Basic                                               $      0.09     $     (0.06)       $     (0.05)    $     (0.09)
                                                    =================================================================
   Diluted                                             $      0.08     $     (0.06)       $     (0.05)    $     (0.09)
                                                    =================================================================
Weighted average common
   shares outstanding:
   Basic                                                 8,892,359       7,706,600          8,010,068       4,952,743
                                                    =================================================================
   Diluted                                               9,070,026       7,706,600          8,010,068       4,952,743
                                                    =================================================================

See accompanying notes.



                                      F4

                      HealthTronics, Inc. and Subsidiaries

                Consolidated Statements of Shareholders' Equity


                                                                         COMMON STOCK
                                                               ----------------------------------                          TOTAL
                                                                  NUMBER OF                           ACCUMULATED      SHAREHOLDERS'
                                                                   SHARES           AMOUNT              DEFICIT            EQUITY
                                                               --------------------------------------------------------------------

Balance at January 1, 1996                                         100,000        $   200,000        $  (132,961)     $    67,039
   Common stock split 60:1                                       5,900,000                 --                 --               --
   Common stock issued                                             300,000            320,000                 --          320,000
   Common stock issued via private
     placement memorandum                                        1,407,000          1,407,000                 --        1,407,000
   Net loss                                                             --                 --           (432,572)        (432,572)
                                                               --------------------------------------------------------------------
Balance at December 31, 1996                                     7,707,000          1,927,000           (565,533)       1,361,467
   Common stock issued in exchange for
     partnership investment                                        200,000            200,000                 --          200,000

   Common stock issued via private
     placement memorandum                                          739,000          2,216,000                 --        2,216,000
   Net loss                                                             --                 --           (418,028)        (418,028)
                                                               --------------------------------------------------------------------
Balance at December 31, 1997                                     8,646,000          4,343,000           (983,561)       3,359,439
   Common stock issued via private
     placement memorandum                                           20,000             60,000                 --           60,000
   Common stock issued in connection with
     the acquisition of a business                                 700,000          2,100,000                 --        2,100,000

   Net income                                                           --                 --            768,823          768,823
                                                               --------------------------------------------------------------------
Balance at June 30, 1998                                         9,366,000        $ 6,503,000        $  (214,738)     $ 6,288,262
   (unaudited)                                                 ====================================================================




See accompanying notes.



                                       F5

                      HealthTronics, Inc. and Subsidiaries

                     Consolidated Statements of Cash Flows


                                                        SIX MONTHS ENDED JUNE 30           YEAR ENDED DECEMBER 31
                                                          1998            1997               1997          1996
                                                    -----------------------------------------------------------------
                                                              (Unaudited)
OPERATING ACTIVITIES
Net income (loss)                                    $   768,823     $  (489,043)       $  (418,028)     $  (432,572)
Adjustments to reconcile net
 income (loss) to cash used
 in operating activities:
     Depreciation and
       amortization                                      216,277          54,200            153,090           10,000
     Deferral of profit on
       medical device sales to
       related parties                                        --              --            508,576               --
     Equity in earnings of
       unconsolidated
       partnerships                                      (62,105)             --             (4,669)              --
     Minority interest in
       subsidiaries, net of
       distributions                                     374,092              --             (4,297)              --
     Changes in operating
       assets and liabilities,
       net of businesses
       acquired:
         Trade accounts
           receivable                                   (426,132)       (201,757)          (591,396)        (467,000)
         Due from affiliated
           partnerships                                  976,966              --         (1,142,143)              --
         Inventory                                         2,834        (336,267)        (1,335,887)         110,000
         Vendor deposits                                (201,042)        346,500            331,792         (374,250)
         Prepaid expenses                                (70,660)         (9,907)           (10,824)         (12,145)
         Deferred income
           taxes                                        (491,136)             --                 --               --
         Trade accounts
           payable                                    (1,605,035)        323,981          1,135,867          136,471
         Customer deposits                              (330,600)       (500,000)           (40,000)         500,000
         Income taxes
           payable                                       223,821              --                 --               --
         Warranty accrual                                213,140         (15,000)           155,600           20,000
         Accrued expenses                                 22,898          14,055            125,490           31,199
                                                    ----------------------------------------------------------------
    Net cash used in operating
       activities                                       (387,859)       (813,238)        (1,136,829)        (478,297)



                                      F6

                      HealthTronics, Inc. and Subsidiaries

                                                 SIX MONTHS ENDED JUNE 30           YEAR ENDED DECEMBER 31
                                                    1998          1997                1997          1996
                                            ----------------------------------------------------------------
                                                       (Unaudited)
INVESTING ACTIVITIES
Purchases of property and
 equipment                                      (583,418)        (628,617)          (865,889)       (252,083)
Other assets                                     (23,999)              --                 --              --
Purchases of partnership
   investments, net of cash
   acquired                                      661,958               --           (163,833)             --
Net cash provided by (used                  ----------------------------------------------------------------
 in) investing activities                         54,541         (628,617)        (1,029,722)       (252,083)

FINANCING ACTIVITIES
Proceeds from issuance of
 common stock                                     60,000               --          2,216,000       1,627,000
Proceeds from issuance of
 debt                                             51,000          650,000          1,275,000              --
Principal payments on
 short-term borrowings                          (200,000)              --
Principal payments on debt                      (244,927)              --           (461,141)             --
Net cash (used in) provided                 ----------------------------------------------------------------
 by financing activities                        (333,927)         650,000          3,029,859       1,627,000
                                            ----------------------------------------------------------------
Net (decrease) increase in
 cash and cash equivalents                      (667,245)        (791,855)           863,308         896,620
Cash and cash equivalents
 at beginning of period                        1,796,694          933,386            933,386          36,766
                                            ----------------------------------------------------------------
Cash and cash equivalents
 at end of period                            $ 1,129,449        $ 141,531        $ 1,796,694     $   933,386
                                            ================================================================

SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW INFORMATION
Cash paid for interest                       $    51,800        $  10,800        $    59,000     $        --
                                            ================================================================



See accompanying notes.



                                      F7

                      HealthTronics, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

            December 31, 1997 and 1996 and June 30, 1998 (unaudited)


1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

HealthTronics, Inc. (the "Company") was incorporated in the State of Georgia in 1995. The Company was founded for the purpose of obtaining approval (Pre-Market Approval - "PMA") from the Food & Drug Administration ("FDA") for certain products manufactured by HMT High Medical Technologies GmbH ("HMT"), a Swiss corporation, in particular, certain medical devices utilizing shock wave therapies, known as the LithoTron and the OssaTron. Both products are already being used outside the United States and Canada. During 1997, the Company received approval for the LithoTron. The Company is currently establishing test sites for the OssaTron FDA clinical trials.

In 1996, HMT granted to the Company the right to purchase the manufacturing rights to the LithoTron and OssaTron medical devices. The Company also operates under the terms of a distribution agreement with HMT that grants the Company the exclusive right to make, use, sell and lease the LithoTron and OssaTron and related parts in the United States, Canada and Mexico.

With each FDA approval, it is the Company's intent to generate revenues from three sources: 1) sales of medical devices including related accessories; 2) recurring revenues from licensing fees, sales of consumable products and maintenance of equipment; and 3) investment income generated from partnerships and joint ventures with physicians, dealerships and hospitals that purchase equipment from the Company, as well as management fees from such entities.

In January 1997, the Company formed a wholly-owned subsidiary, Tenn-Ga Prostate Therapies, LLC ("TGP"), a Georgia limited liability company. TGP owns and leases a prostate therapy medical device to various hospitals in the Southeast. During September 1997, the Company transferred 33% of TGP to certain individuals in exchange for the personal guarantees of such individuals of TGP's long-term debt.

Effective April 1, 1997, the Company entered into a Distributor Agreement and an Entity Interest Agreement with U.S. Lithotripsy, LP ("USL"), a Texas limited partnership, and with Litho Management, Inc. ("LMI"). This Distributorship Agreement grants USL an exclusive right to sell, use, lease and distribute the Company's products in a 19 state area and a non-exclusive right (subject to approvals by the Company) to sell, use, lease and distribute the Company's products in other states. The Entity Interest Agreement granted the Company a 40% ownership interest (0.4% general partnership ownership interest and 39.6% limited partnership ownership interest) in USL in return for the issuance of



                                      F8

                      HealthTronics, Inc. and Subsidiaries

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION (CONTINUED)

200,000 shares of the Company's common stock valued at $1.00 per share as determined by management in absence of a readily trading market. The Entity Interest Agreement also granted LMI a 0.6% general partnership ownership interest in USL (the remaining 59.4% limited partnership interest in USL is owned by independent shareholders).

The April 1, 1997 Entity Interest Agreement constituted the formation of USL as a limited partnership entity. Subsequent to April 1, 1997, USL made a number of investments as the sole general partner in several separate partnerships with equity interests ranging from 10% to 99% (the "second tier partnerships"), formed for the purpose of purchasing, owning and operating certain medical devices utilizing shock wave therapies. As the sole general partner, USL consolidates the second tier partnerships. The Company used the equity method of accounting for their investment in USL as the Company was not the majority general partner.

On May 1, 1998, the Company purchased 100% of the outstanding stock of LMI in exchange for 700,000 no par value shares of common stock valued at $3.00 per share as determined by management in absence of a readily trading market. The acquisition has been recorded using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed of LMI (consolidated with USL as LMI is the majority general partner of USL) based on their estimated fair values as of the date of acquisition. The total purchase price (including the value of the 200,000 shares previously issued to USL) in excess of the market value of net tangible assets and identifiable intangible assets acquired of approximately $2,320,000 was recorded as goodwill and is being amortized over 15 years.

In order to appropriately reflect the nature of the Company's operations and its relationship to its subsidiaries, Tenn-Ga Prostate Therapies, LLC, LMI, USL and the second tier partnerships, the accompanying consolidated statements of operations include the Company's majority equity ownership interest in the net revenues and expenses of TGP, the Company's equity interest in its unconsolidated subsidiary USL and the second tier partnerships for the four months ended April 30, 1998, and the Company's majority interest in the net revenues and expenses of LMI and USL and the second tier partnerships for the two months ended June 30, 1998. All significant intercompany accounts and transactions have been eliminated in consolidation. See Note 4 for discussion of minority interests.



                                      F9

                      HealthTronics, Inc. and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

REVENUE RECOGNITION

For sales of medical devices to unaffiliated entities, revenue is recognized upon arrival at the destination; for miscellaneous sales of consumables, revenue is recognized at the time of shipment by the Company. As discussed in
Note 4 and Note 5, sales of medical devices to certain equity partnerships in which the Company is a general partner and has guaranteed certain long-term obligations of the partnerships are deferred at the time of the sale. The Company deferred approximately $409,000 and $509,000 of gross profit related to the sale of medical devices to equity partnerships during the six month period ended June 30, 1998 and during the year ended December 31, 1997, respectively. No sales or cost of goods sold on these devices will be recognized until such time as cash payments applied to the principal balance of the second tier's third party debt obligations, which the Company has guaranteed, exceed the Company's cost on the equipment sold. Once the second tier partnership has satisfied the cost of the device under the debt obligation, 100% of the sales and related cost of goods sold will be recognized ratably over the remaining life of the asset. As a result of the additional acquisition of LMI and resulting consolidation of LMI, USL and the second tier partnerships, the deferred profit and the difference between retail and cost of the medical devices at the partnership level have been eliminated in consolidation for the six months ended June 30, 1998.



                                      F10

                      HealthTronics, Inc. and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

Net revenue also includes leasing fees for the rental of the LithoTron and other medical devices in the clinical setting. Revenue is generated primarily from rental contracts with various medical facilities; the Company does not contract directly with any third party payors including governmental programs or health maintenance organizations. Net revenue under these facility agreements is recorded at established billing rates reduced by an allowance for contractual adjustments. Contractual adjustments arise due to the terms of certain facility agreements which reduce revenue from established billing rates to amounts estimated to be reimbursable under the individual facility agreement. Such adjustments are recognized in the period the services are rendered. Differences in estimates recorded and final settlements are reported during the period final settlements are made.

INVENTORY

Inventory is carried at the lower of cost (first-in, first-out) or market and consists of medical devices, related spare parts and consumables.

PARTNERSHIP INVESTMENTS

During 1997, the Company made a number of investments in various general and limited partnerships. Such investments were recorded using the cost or equity method of accounting, depending upon the Company's ability to exercise significant influence over the operating and financial policies of the investment partnership. See also Note 4.

PATENT LICENSE

The original cost of the patent license is being amortized on a straight-line basis over a period of ten years, which approximates the life of the patent.



                                      F11

                      HealthTronics, Inc. and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed based on the straight-line method over the five-year estimated useful lives of the related equipment. Accelerated depreciation methods are generally used for tax purposes.

WARRANTY ACCRUAL

The Company accrues a full year of service and parts warranty expense on the sale of each medical device.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

The Company has not recorded a provision for income taxes in the accompanying consolidated statements of operations for the years ended December 31, 1997 and 1996 as accumulated losses have been experienced since the inception of the Company. The Company made no payments for income taxes during 1997 or 1996.

COMMON STOCK

In the absence of a readily traded market, management estimates the fair value of the common stock of the Company. Such estimates were used to record the value of common stock transactions in the accompanying consolidated financial statements.



                                      F12

                      HealthTronics, Inc. and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

The Company sells its products primarily in the United States, Canada and Mexico. Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. The Company's two largest customers accounted for approximately 10% and 68% of sales during 1997 and 1996, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments are comprised principally of cash and cash equivalents, trade accounts receivable, vendor deposits, amounts due from affiliated partnerships, trade accounts payable, customer deposits, short-term borrowings and long-term debt. The carrying amounts of these financial instruments approximate their fair values.

LONG-LIVED ASSETS

During 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." FAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of FAS 121 had no impact on the accompanying consolidated financial statements.



                                      F13

                      HealthTronics, Inc. and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIC AND DILUTED LOSS PER COMMON SHARE

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, Earnings Per Share ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted income (loss) per share with basic and diluted income (loss) per share. Unlike primary income (loss) per share, the calculation of basic income (loss) per share excludes the dilutive effects of options, warrants, and convertible securities. Diluted income (loss) per share is very similar to the previously reported fully diluted income (loss) per share.

The Company's per share amounts for all periods have been presented in accordance with the provisions of FAS 128. Basic and diluted income (loss) per share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which may consist of options, warrants and convertible debentures) are excluded from the computation of diluted income
(loss) per share if the effect would be antidilutive.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income," which is effective for 1998. FAS 130 establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Management does not believe the adoption of FAS 130 to have a significant impact on the Company's consolidated financial statements.

UNAUDITED FINANCIAL STATEMENTS

The Company has made all adjustments it considers necessary for a fair presentation of the financial position of the Company as of June 30, 1998 and the results of operations, shareholders' equity, and cash flows for the six month periods ended June 30, 1998 and 1997 as presented in the accompanying unaudited condensed consolidated financial statements. Operating results for the six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year 1998.



                                      F14

                      HealthTronics, Inc. and Subsidiaries

3. INVENTORY

Inventory consists of the following at December 31:

                                                     1997                1996
                                                -----------------------------------
Medical devices                                  $1,400,000           $  80,000
Consumables                                          65,887              50,000
                                                -----------------------------------
                                                 $1,465,887           $ 130,000
                                                ===================================

4. PARTNERSHIP INVESTMENTS

As discussed in Note 1, as a result of the Company's May 1, 1998 acquisition of LMI, the Company maintains a 40.6% interest in USL (1.0% general partnership ownership interest and a 39.6% limited partnership ownership interest) and is the sole general partner of USL. USL also maintains the sole general partnership interest in several second tier partnerships. Based upon the Company's ability to exercise control over the operating and financial policies of USL and the second tier partnerships through its acquisition of LMI, the Company has consolidated the majority financial position and results of operations of the individual partnerships for the two months ended June 30, 1998.

The partnerships and the Company's effective ownership at June 30, 1998 are summarized as follows:

                                                                                    EFFECTIVE      EFFECTIVE
                                                           DATE OF FORMATION        OWNERSHIP       VOTING
PARTNERSHIP                                                                         INTEREST       INTEREST
-------------------------------------------------------------------------------------------------------------
U.S. Lithotripsy, L.P.                                       April 1, 1997           40.6%           100%
Metro I Stone Management, Ltd.                               May 28, 1996             4.1%           100%
Mississippi Valley I Stone
  Management, L.P.                                         November 1, 1996          12.6%           100%
East Texas I Stone Management, Ltd.                          July 29, 1997            4.1%           100%
Dallas Stone Management, L.P.                              December 1, 1997           5.5%           100%
S.C. Missouri Stone Management, L.P.                         April 1, 1998            4.1%           100%
Tulsa Stone Management, L.P.                               February 1, 1998          40.2%           100%
Tyler Stone Services, L.P.                                   March 1, 1998           40.2%           100%



                                      F15

                      HealthTronics, Inc. and Subsidiaries

4. PARTNERSHIP INVESTMENTS (CONTINUED)

Condensed individual financial information of the Company and the consolidated partnerships before eliminations as of December 31, 1997 is summarized below:

                                                    TOTAL          TOTAL             NET          NET INCOME
PARTNERSHIP                                         ASSETS      LIABILITIES        REVENUE          (LOSS)
-------------------------------------------------------------------------------------------------------------
U.S. Lithotripsy, L.P.                          $   177,872     $  441,200      $  138,133      $  (129,911)
Metro I Stone Management, Ltd.                    1,179,520        646,225         976,866          665,590
Mississippi Valley I Stone Management, L.P.         502,303        384,810         418,924          225,230
East Texas I Stone Management, Ltd.                  48,750         23,156          29,250           25,594
Dallas Stone Management, L.P.                       608,338        599,003          10,238            9,336


The following unaudited pro forma information for the six months ended June 30, 1998 and for the year ended December 31, 1997 is presented as if LMI (consolidated with USL) had been acquired on January 1, 1997. For the year ended December 31, 1996, the acquisition did not have a significant impact on a pro forma basis. This information does not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on such dates.

                                                     SIX MONTHS ENDED            YEAR ENDED
                                                       JUNE 30, 1998          DECEMBER 31, 1997
                                              ----------------------------------------------------
Net revenue                                             $8,098,695                $6,498,859
Net income (loss)                                          768,666                  (552,984)
Net income (loss) per common share
    Basic                                                     0.08                     (0.06)
    Diluted                                                   0.08                     (0.06)



                                      F16

                      HealthTronics, Inc. and Subsidiaries

4. PARTNERSHIP INVESTMENTS (CONTINUED)

During 1997, the Company purchased partnership interests in Bone & Joint Treatment Centers of South Florida, Ltd. (48.5%), Lithotripsy Leasing (6 of 45 partnership "units") and Chesapeake Lithotripsy - West (5 of 65 partnership "units"). As of December 31, 1997, operations of these partnerships had not fully commenced, and no distributions were made to the partners. The Company is using the equity method of accounting for the investment in Bone & Joint Treatment Centers of South Florida, Ltd. and the cost method of accounting for the investments in Lithotripsy Leasing and Chesapeake Lithotripsy.

5. RELATED PARTY TRANSACTIONS

During the six month period ended June 30, 1998 and the year ended December 31, 1997, the Company recorded sales of medical devices to the second tier partnerships. The second tier partnerships obtained third party financing, payable generally over five years or less, to satisfy their obligations to the Company under these sales. However, as the Company is a general partner of USL, and USL is the sole general partner of the second tier partnerships, the Company could be required to support the obligations of USL and the second tier partnerships to an extent greater than the Company's proportionate interest in the second tier partnerships. Thus, the Company has not transferred substantially all of the risks and rewards of ownership related to the medical devices sold to the second tier partnerships. As a result, the Company has not recorded the sales or the related cost of goods sold and has deferred approximately $409,000 and $509,000 of gross profit related to these sales for the six month period ended June 30, 1998 and the year ended December 31, 1997, respectively. As a result of the additional acquisition of LMI and resulting consolidation of LMI, USL and the second tier partnerships, the deferred profit and the difference between retail and cost of the medical devices at the partnership level have been eliminated in consolidation for the six months ended June 30, 1998. Depreciation expense is recognized in consolidation based upon the cost of the asset over the estimated useful life of five years.

Several of the Company's major shareholders are also the officers of the Company's supplier, HMT. Other shareholders of the Company are also limited partners in USL and the second tier partnerships.



                                      F17

                      HealthTronics, Inc. and Subsidiaries

5. RELATED PARTY TRANSACTIONS (CONTINUED)

Several of the Company's shareholders are employees of a company that contracted with the Company to provide installation and warranty service. Payments to this company were $137,000 and $159,000 for 1997 and 1996, respectively.

Trade accounts payable due to the Company's supplier, HMT, totaled $965,000 and $272,000 as of December 31, 1997 and 1996, respectively. During 1997 and 1996, the Company made payments totaling $2,993,000 and $1,655,000, respectively, to HMT for medical devices, related parts and consumables purchases.

Consulting fees totaling $21,800 and $218,000 were paid during 1997 and 1996, respectively, to individuals in the medical field that were shareholders of the Company.

6. SHORT-TERM BORROWINGS

Short-term borrowings at December 31, 1997 consist of a line of credit agreement that provides for borrowings up to $500,000. Such line of credit agreement expires July 10, 1998 and is secured by the Company's accounts receivable, inventory, property and equipment, and personal guarantees from certain officers of the Company. Amounts outstanding under the line of credit agreement bear interest at 9.75% for the first year of the agreement; the interest rate changes to prime plus 1.25% if the Company renews the agreement to extend after July 10, 1998. The line of credit was paid off in May, 1998.



                                      F18

                      HealthTronics, Inc. and Subsidiaries

7. LONG-TERM DEBT

Long-term debt consists of the following:

                                                                                               JUNE 30,         DECEMBER 31,
                                                                                                1998               1997
                                                                                          ---------------------------------
                                                                                             (Unaudited)
Term loan, interest at 8%, principal and interest payments of
   $13,542 due monthly through October 2002, secured by
   personal guarantees of certain TGP shareholders                                            $   542,256         $ 613,859
Equipment note payable, variable interest rate (8.5% at
   June 30, 1998), principal and interest due in monthly
   installments of $16,000 through December 2000, secured by
   the equipment under loan, and through guarantees from the
   general partner and personal guarantees from certain
   limited partners                                                                               512,442                --
Equipment note payable, variable interest rate (8.25% at June 30, 1998), principal and interest due in monthly installments of $9,287 through
   November 1998, balloon payment of remaining principle and interest balance due December 1998, secured by the equipment under loan, and through guarantees from the general partner and personal
   guarantees from certain limited partners                                                       329,612                --
Equipment note payable, variable interest rate (8.5% at
   June 30, 1998), principal and interest due in monthly installments of
   $16,250 through May 2001 , secured by the equipment under loan, and through guarantees from the general partner and personal guarantees from certain
   limited partners and the Company                                                               563,755                --
Note payable to bank, interest at 8.75%, principal and
   interest due in monthly installments of $4,761 through July 1998, balloon payment of remaining principle and interest balance due August 1998, secured
   by all accounts receivable, equipment and inventory of USL                                     128,876                --
Line of credit, variable interest rate (8.50% at
   December 31, 1997), interest payable monthly, principal
   due in full on October 28, 1998, unsecured                                                      80,000                --
Other                                                                                              51,017                --
                                                                                          ---------------------------------
                                                                                                2,207,958           613,859
Less current portion                                                                           (1,149,969)         (145,885)
                                                                                          ---------------------------------
                                                                                              $ 1,057,989         $ 467,974
                                                                                          =================================



                                      F19

                      HealthTronics, Inc. and Subsidiaries

7. LONG-TERM DEBT (CONTINUED)

Future maturities of long-term debt at June 30, 1998 are as follows:

         Fiscal Year
            1999                                        $1,149,969
            2000                                           538,536
            2001                                           464,697
            2002                                            54,756
            2002 and thereafter                                 --
                                                 -----------------
                                                        $2,207,958
                                                 =================

8. INCOME TAXES

A reconciliation of the provision (credit) for income taxes to the federal statutory rate of 34% for 1997 and 1996 is:

                                                                  1997              1996
                                                            ---------------------------------

Statutory federal income tax expense (benefit)                  $(145,051)       $(147,074)
State income taxes, net of federal benefit                        (16,894)         (17,130)
Other                                                               6,818            4,933
Valuation allowance                                               155,127          159,271
                                                            ---------------------------------
                                                                $       -        $       -
                                                            =================================



                                      F20

                      HealthTronics, Inc. and Subsidiaries

8. INCOME TAXES (CONTINUED)

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                     1997             1996
                                                --------------------------------
Deferred tax assets:
   Operating loss carryforwards                  $  103,000        $ 206,000
   Accrued liabilities and other                     82,000           11,000
   Deferred revenue                                 193,000               --
                                                --------------------------------
                                                    378,000          217,000

Valuation allowance                                (372,000)        (217,000)

Deferred tax liability:
   Property and equipment                            (6,000)              --
                                                --------------------------------
Net deferred tax asset                           $       --        $      --
                                                ================================


For financial reporting purposes, a valuation allowance has been recognized to reduce the net deferred tax asset to zero to reflect limitations on the Company's ability to currently utilize net operating loss carryforwards.

At December 31, 1997 and 1996, the Company has net operating loss carryforwards available to offset future taxable income of approximately $272,000 and $542,000, respectively, which expire in years 2011 and 2012.

As of June 30, 1998, the Company has applied all remaining net operating tax loss carryforwards. In conjunction with the application of the net operating tax losses, the Company adjusted the tax asset valuation allowance to zero, resulting in a reduced effective tax rate for the six months ended June 30, 1998. In assessing the likelihood of utilization of existing net deferred tax assets, management considered (a) its current operating environment and (b) results of future operations to generate sufficient taxable income and, accordingly, has determined that it is more likely than not that the deferred tax assets will be realized.



                                      F21

                      HealthTronics, Inc. and Subsidiaries

9. EMPLOYEE BENEFIT PLAN

In 1996, the Company established a defined contribution 401(k) plan for all eligible employees. The plan provides for a deferral of up to 12% of the employee's qualifying compensation under Section 401(k) of the Internal Revenue Code. The Company provides a discretionary match up to a maximum of 3% of employee compensation. The Company recognized $10,300 and $3,800 in expense related to the 401(k) plan in 1997 and 1996, respectively.

10. SHAREHOLDERS' EQUITY

In April 1996, the Company authorized a 60:1 stock split, resulting in an increase in outstanding shares from 100,000 shares to 6,000,000 shares.

The Company conducted a Private Placement of its common stock from June 24, 1996 through December 4, 1996. Pursuant to this Private Placement, the Company sold an aggregate of 1,407,000 shares at $1 per share to approximately 75 investors.

In 1996, a major shareholder forgave a $100,000 note payable in exchange for the issuance of 100,000 shares.

During June 1997, the Company issued 200,000 shares of common stock in exchange for a 40% ownership interest US Lithotripsy (USL), a Texas limited partnership.

During July 1997, subsequent to the notice of FDA approval of the LithoTron, the Company conducted a Private Placement of its common stock. Pursuant to this Private Placement, the Company sold an aggregate of 739,000 shares at $3 per share.

11. STOCK OPTIONS

During 1996, the Company initiated the Warrants and Options Program. As of December 31, 1997, the Board of Directors has approved options to purchase up to 550,000 shares of common stock.



                                      F22

                      HealthTronics, Inc. and Subsidiaries

11. STOCK OPTIONS (CONTINUED)

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for employee stock options and adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("FAS 123") for option grants to employees. The Company generally grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant, and, accordingly, recognizes no compensation expense for the employee stock option grants.

Certain stock options have been granted to non-employees. In accordance with the requirements of FAS 123, which requires the accounting recognition of the fair value of options granted to non-employees, the Company recorded $21,000 and $9,000 in expense during 1997 and 1996, respectively.

A total of 50,000 options, expiring on December 31, 2000 and exercisable at $1 per share, were granted during 1996 to a non-employee and were exercisable as of December 31, 1996. During 1997, 200,000 options were granted to employees and 79,000 were granted to non-employees. Such 1997 grants expire on December 31, 2000 and 2001 and have exercise prices of $1 or $3. 329,000 options were exercisable as of December 31, 1997. Options vest at various future dates through December 31, 2003. No options were exercised during 1997 or 1996. The weighted-average exercise price and remaining contractual life for the 329,000 options outstanding at December 31, 1997 are approximately $1.50 per share and three years, respectively.

For the Company, pro forma information regarding net income is required by FAS 123 and has been determined as if the Company had accounted for its employee stock options granted under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following assumptions for 1997: risk-free interest rate of 7%, expected life of the option of three or four years, and 0.50% dividend yield. The weighted-average fair value of options granted under the Warrants and Options Program was $0.23 for 1997. Had the employee option grants been accounted for under the fair value method of FAS 123, net loss would be $465,028, or approximately $47,000 more than recorded in the accompanying 1997 consolidated statement of operations.



                                      F23

                      HealthTronics, Inc. and Subsidiaries

11. STOCK OPTIONS (CONTINUED)

The pro forma disclosures above are not likely to be representative of the effects on net income in future years.

The effect of dilutive stock options represented an increase of 177,667 in the denominator for the calculation of earnings per share for the six month period ended June 30, 1998

12. OPERATING LEASES

The Company leases office space at a monthly rental of $3,900 under a lease agreement that expires May 2000. The lease is personally guaranteed by certain shareholders of the Company. Rental expense for 1997 and 1996 was $41,800 and $6,900, respectively.

Aggregate future minimum lease payments under operating lease agreements for terms greater than one year are as follows:

                   Fiscal Year
                     1998                                   $ 62,000
                     1999                                     59,000
                     2000 and thereafter                      20,000
                                                          ----------
                                                            $141,000
                                                          ==========

13. COMMITMENTS

In connection with the original distributorship agreements between the Company and HMT, the Company committed to purchase ten OssaTron orthopedic lithotriptor and twelve LithoTron lithotripter units per year over the life of the agreement after FDA PMA approval is received by the Company.



                                      F24

                      HealthTronics, Inc. and Subsidiaries

14. SUBSEQUENT EVENTS

On July 1, 1998, the Company obtained a $650,000 line of credit and a $1,000,000 equipment financing line with a Tennessee bank. The lines are personally guaranteed by certain officers of the Company for amounts representing up to 50% of the outstanding indebtedness plus interest. The Company had no outstanding balances under these lines as of September 30, 1998.

On September 9, 1998, the Company exchanged 300,000 no par value shares of common stock, valued at $3.00 per share (as determined by management in absence of a readily trading market) in exchange for 100% of the issued and outstanding shares of HLE Corporation ("HLE"). The assets of HLE consist of a 30% limited partnership interest in Metro I Stone Management, Ltd.



                                      F25

                         Report of Independent Auditors

The Board of Directors and Shareholders
Litho Management, Inc.

We have audited the accompanying consolidated balance sheet of Litho Management, Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Litho Management, Inc. and Subsidiaries at December 31, 1997 and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                /s/ Ernst & Young LLP

Atlanta, Georgia
August 7, 1998



                                      F26

                     Litho Management, Inc. and Subsidiaries

                           Consolidated Balance Sheet

                                December 31, 1997



ASSETS
Current assets:
   Cash and cash equivalents                                                     $   97,296
   Accounts receivable, less allowance for doubtful accounts
     of $7,500                                                                      315,521
   Inventory                                                                        100,000
   Prepaid expenses                                                                  11,463
                                                                                 ----------
Total current assets                                                                524,280



Property and equipment, at cost:
   Medical devices placed in service                                              2,200,480
   Vehicles and accessories                                                          48,894
                                                                                 ----------
                                                                                  2,249,374
   Less accumulated depreciation                                                   (294,380)
                                                                                 ----------
Net property and equipment                                                        1,954,994


Other assets                                                                          4,726
                                                                                 ----------
Total assets                                                                     $2,484,000
                                                                                 ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                              $   28,395
   Accrued expenses                                                                  18,689
   Accrued interest                                                                   4,897
   Amounts due to related parties                                                   833,862
   Current portion of long-term debt                                                952,383
                                                                                 ----------
Total current liabilities                                                         1,838,226

Long-term debt, less current portion                                                217,000
Minority interest                                                                   423,151

Commitments and contingencies

Shareholders' equity:
   Common stock - $1 par value, voting:
   Authorized shares - 1,000; Issued and outstanding shares                           1,000
       1,000
   Retained earnings                                                                  4,623
                                                                                 ----------
   Total shareholders' equity                                                         5,623
                                                                                 ----------
Total liabilities and shareholders' equity                                       $2,484,000
                                                                                 ==========



See accompanying notes.

                                      F27

                     Litho Management, Inc. and Subsidiaries

                        Consolidated Statement of Income

                          Year ended December 31, 1997




Net revenue                                                                          $1,436,755

Cost of revenue                                                                         245,326
                                                                                     ----------
                                                                                      1,191,429

Operating expenses:
   Salaries                                                                              81,102
   Professional fees                                                                     59,616
   Insurance expense                                                                     22,275
   Provision for bad debts                                                                7,500
   General and administrative expenses                                                  140,461
                                                                                     ----------
Total operating expenses                                                                310,954

Income from operations                                                                  880,475

Other income (expense):
   Interest expense                                                                     (82,041)
   Interest income                                                                          272
                                                                                     ----------
Income before minority interest                                                         798,706

Minority interest                                                                      (796,975)
                                                                                     ==========
Net income                                                                           $    1,731
                                                                                     ==========



See accompanying notes.



                                      F28

                     Litho Management, Inc. and Subsidiaries

                 Consolidated Statement of Shareholders' Equity

                          Year ended December 31, 1997


                                                 COMMON STOCK
                                         -------------------------------                       TOTAL
                                           NUMBER OF                         RETAINED       SHAREHOLDERS'
                                            SHARES           AMOUNT          EARNINGS           EQUITY
                                         ----------------------------------------------------------------
Balance at January 1, 1997                     1,000           $1,000            $2,892            $3,892
   Net income                                      -                -             1,731             1,731
                                         -------------------------------------------------- -------------
Balance at December 31, 1997                   1,000           $1,000            $4,623            $5,623
                                         ================================================================



See accompanying notes.




                                      F29

                     Litho Management, Inc. and Subsidiaries

                      Consolidated Statement of Cash Flows

                          Year ended December 31, 1997


OPERATING ACTIVITIES
Net income                                                                               $        1,731
Adjustments to reconcile net income to cash provided by
   operating activities:
     Depreciation and amortization                                                              245,326
     Minority interest in subsidiaries' net income, net of
       distributions                                                                            297,528
     Provision for bad debts                                                                      7,500
     Changes in operating assets and liabilities:
       Accounts receivable                                                                     (171,544)
       Prepaid expenses                                                                          (6,408)
       Inventory                                                                               (100,000)
       Other assets                                                                              (1,113)
       Accounts payable                                                                          18,569
       Accrued interest and other accrued expenses                                               16,229
       Amounts due to related parties                                                           672,462
                                                                                         --------------
Net cash provided by operating activities                                                       980,280

INVESTING ACTIVITIES
Purchases of property and equipment                                                          (1,249,373)
Purchases of partnership investments, net of cash
   acquired                                                                                      18,639
                                                                                         --------------
Net cash used in investing activities                                                        (1,230,734)

FINANCING ACTIVITIES
Proceeds from issuance of debt                                                                  696,394
Principal payments on debt                                                                     (348,644)
                                                                                         --------------
Net cash provided by financing activities                                                       347,750
                                                                                         --------------

Net increase in cash and cash equivalents                                                        97,296
Cash and cash equivalents at beginning of year                                                        -
                                                                                         --------------
Cash and cash equivalents at end of year                                                 $       97,296
                                                                                         ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest                                                                   $       82,067
                                                                                         ==============

See accompanying notes.



                                      F30

                     Litho Management, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 1997


1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Litho Management, Inc. (the "Company") was incorporated in the State of Texas on October 25, 1996. Prior to April 1, 1997, The Company's primary activity included ownership of a 1% general partnership interest in Mississippi Valley I Stone Management, L.P. ("Mississippi Valley"), a limited partnership formed for the purpose of purchasing, owning and operating certain medical devices utilizing shock wave therapies, specifically the LithoTron. On April 1, 1997, the Company entered into a Distributor Agreement and an Entity Interest Agreement with U.S. Lithotripsy, L.P. ("USL"), a Texas limited partnership, and with HealthTronics, Inc. ("HealthTronics"). The Distributorship Agreement (entered into between USL and Healthtronics) grants USL an exclusive right to sell, use, lease and distribute HealthTronics' products in a 19 state area and a non-exclusive right (subject to approvals by HealthTronics) to sell, use, lease and distribute HealthTronics' products in other states. The Entity Interest Agreement granted the Company a 0.6% general partnership ownership interest in USL (0.4% general partnership interest and 39.6% limited partnership interest is owned by HealthTronics and the remaining 59.4% limited partnership interest is owned by independent partners). Through its general partnership interest, the Company effectively controls USL.

The April 1, 1997 Entity Interest Agreement constituted the formation of USL as a limited partnership entity. Concurrent with the formation of USL, USL acquired the 1% general partnership interest in Mississippi Valley from the Company. Subsequent to April 1, 1997, USL made a number of investments as the sole general partner in several separate partnerships with equity interests ranging from 10% to 99% (the "second tier partnerships"), also formed for the purpose of purchasing, owning and operating certain medical devices utilizing shock wave therapies. Each of the partnership agreements are for terms of 40 years. As USL is the sole general partner of these second tier partnerships, it will consolidate these entities.

As the majority-owned general partner of USL, the Company provides exclusive management and administration of USL and the second tier partnerships' day-to-day business operations. Authority retained by the Company as majority-owned general partner includes exclusive authority over all decision-making for ongoing major or central operations, including (i) the scope of services, (ii) pricing of services, (iii) negotiation and execution of contracts, (iv) issuance of debt and (v) establishment and approval of operating and capital budgets. Each of the partnership agreements grant the majority



                                      F31

                     Litho Management, Inc. and Subsidiaries

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION (CONTINUED)

general partner sole and absolute discretion over the actions of the partnership and do not provide for the existence of any super majority voting rights, unanimous approval, or limited partner veto power.

In order to appropriately reflect the nature of the Company's operations and its relationship to USL and the second tier partnerships, the accompanying consolidated financial statements include the accounts of USL and the second tier partnerships from the date of the formation of USL, April 1, 1997. The operations of Mississippi Valley have been included for the full year ended December 31, 1997 as the Company was the general partner prior to the purchase of the general partnership interest by USL. All significant intercompany accounts and transactions have been eliminated in consolidation. See Note 3 for discussion of minority interests.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NET REVENUE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Net revenue includes leasing fees for the rental of the LithoTron and other medical devices in the clinical setting. Revenue is generated primarily from rental contracts with various medical facilities; the Company does not contract directly with any third party payors including governmental programs or health maintenance organizations. Net revenue under these facility agreements is recorded at established billing rates reduced by an allowance for contractual adjustments. Contractual adjustments arise due to the terms of certain facility agreements which reduce revenue from established billing rates to amounts estimated to be reimbursable under the individual facility agreement. Such adjustments are recognized in the period the services are rendered. Differences in estimates recorded and final settlements are reported during the period final settlements are made.



                                      F32

                     Litho Management, Inc. and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET REVENUE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS (CONTINUED)

An allowance for doubtful accounts is established for revenue estimated to be uncollectible and is adjusted periodically based upon management's evaluation of current economic conditions, historical collection experience, and other relevant factors which, in the opinion of management, deserve recognition in estimating such allowance.

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORY

Inventory is carried at the lower of cost (first-in, first-out) or market and consists of a medical device.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed based on the straight-line method over the five-year estimated useful lives of the related equipment and is included in cost of revenue in the accompanying consolidated statement of income. Accelerated depreciation methods are generally used for tax purposes.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company has not recorded a provision for income taxes in the accompanying consolidated income statement as earnings and losses from the partnerships are passed through to the individual partners for income tax purposes. In addition, there were no significant differences between financial reporting and tax bases of assets and liabilities for the year ended December 31, 1997.



                                      F33

                     Litho Management, Inc. and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES (CONTINUED)

The Company made no payments for income taxes during 1997.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents and accounts receivable.

The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located throughout the Southeastern United States, Texas and Mississippi and the Company's policy is designed to limit its exposure at any one institution. The Company performs periodic evaluations of the relative credit standings of those financial institutions that are considered in the Company's investment strategy. At December 31, 1997, substantially all of the Company's cash and cash equivalents are invested in non-interest bearing depository cash accounts.

Substantially all revenue is earned in the Southeastern United States, Texas and Missouri. The Company generally does not require collateral or other security in extending credit to facilities under contract. The Company's two largest facility contracts accounted for approximately 67% and 29%, respectively of net revenue during 1997.

CARRYING VALUE OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that such assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less that the assets' net book values. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. SFAS No. 121 had no impact on the accompanying consolidated financial statements.



                                      F34

                     Litho Management, Inc. and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Management does not believe the adoption of SFAS 130 will have a significant impact on the Company's consolidated financial statements.

3. PARTNERSHIP INVESTMENTS

As discussed in Note 1, at December 31, 1997, the Company maintained a 0.6% general partnership interest in USL; while USL maintained general partnership interests in several second tier partnerships. Based upon the Company's ability to exercise control over the operating and financial policies of USL and the second tier partnerships, the Company has consolidated the financial position and results of operations of the individual partnerships for the year ended December 31, 1997. The partnerships and the Company's effective ownership at December 31, 1997 are summarized as follows:


                                                                          EFFECTIVE      EFFECTIVE
                                                       DATE OF            OWNERSHIP        VOTING
PARTNERSHIP                                           FORMATION           INTEREST        INTEREST
----------------------------------------------------------------------------------------------------
U.S. Lithotripsy, L.P.                               April 1, 1997          0.6%            60%
Metro I Stone Management, Ltd.                        May 28, 1996          0.06%           60%
Mississippi Valley I Stone Management, L.P.         November 1, 1996        0.186%          60%
East Texas I Stone Management, Ltd.                   July 29, 1997         0.06%           60%
Dallas Stone Management, L.P.                       December 1, 1997        0.06%           60%

The consolidated statements of operations include the operating results of the above partnerships from the date of formation of each partnership, except for Metro I Stone Management, Ltd. which is included from April 1, 1997 (the date USL acquired the 1.0% general partnership interest and a 9.0% limited partnership interest) through December 31, 1997, and Mississippi Valley which is included at a 1.0% effective


                                      F35

                     Litho Management, Inc. and Subsidiaries

3. PARTNERSHIP INVESTMENTS (CONTINUED)

ownership interest from January 1, 1997 through March 31, 1997 (as the Company was the 1.0% general partner during this time period) and at 0.186% from April 1, 1997 through December 31, 1997 (as USL purchased the 1.0% general partnership interest from the Company and an additional 30% limited partnership interest on April 1, 1997).

USL's purchase of the additional equity interests in Metro I Stone Management, Ltd. and Mississippi Valley was accounted for under the purchase method of accounting. There was no goodwill recognized in these transactions as the purchase price approximated the fair value of the partnerships' net assets at the date of purchase.

Condensed individual financial information of the Company and the consolidated partnerships as of December 31, 1997 is summarized below:


                                               TOTAL           TOTAL            NET         NET INCOME
PARTNERSHIP                                    ASSETS       LIABILITIES       REVENUE         (LOSS)
---------------------------------------------------------------------------------------------------------
U.S. Lithotripsy, L.P.                     $    177,872    $   441,200     $   138,133      $(129,911)
Metro I Stone Management, Ltd.                1,179,520        646,225         976,866        665,590
Mississippi Valley I Stone
  Management, L.P.                              502,303        384,810         418,924        225,230
East Texas I Stone Management, Ltd.              48,750         23,156          29,250         25,594
Dallas Stone Management, L.P.                   608,338        599,003          10,238          9,336


As general partner, USL provides exclusive management and administration of the second tier partnerships' day-to-day business operations. For the year ended December 31, 1997 fees charged to the second tier partnerships by USL were $131,641 and were based upon approximately 7.5% of the partnerships' net revenues. Management fee receivables of $41,983 have been recorded by USL at December 31, 1997. In addition, USL recognized revenue of $14,476 on sales of certain consumables to the second tier partnerships. Each of these transactions have been fully eliminated in consolidation.




                                      F36

                     Litho Management, Inc. and Subsidiaries

4. RELATED PARTY TRANSACTIONS

Several of the Company's major shareholders are also limited partners in USL and the second tier partnerships. USL leases space from one of the Company's shareholders. Total rental expense charged by the shareholder amounted to $6,174 for the year ended December 31, 1997.

Concurrent with the formation of USL, a limited partner of USL contributed a medical device held as inventory, valued at $100,000 based upon current market conditions, and a $296,595 note payable. The difference between the value of the inventory and the total notes payable is included in minority interest in the accompanying statement of income.

Accounts payable through the consolidated partnerships to HealthTronics relating to purchases of medical devices and related parts totaled $796,100 as of December 31, 1997. Amounts owed to HealthTronics at December 31, 1997 were paid in full through March 1998 as the consolidated partnerships obtained long-term financing with third party banks. During 1997, the Company, through its consolidated partnerships made payments totaling $382,000 to HealthTronics, Inc. for medical devices, related parts and consumables purchases.

Amounts due to related parties include a $26,000 unsecured note payable to one of the Company's major shareholders. The note bears interest monthly at 8.50% and was paid in full in April 1998. In addition, amounts due to related parties of $11,762 represent net non-interest bearing borrowings from certain shareholders for expenses paid on behalf of the individual partnerships.

Subsequent to December 31, 1997, USL entered into a $250,000 unsecured note payable to HealthTronics. The note includes interest at 8.5% and is due in monthly installments through September, 2003.




                                      F37

                     Litho Management, Inc. and Subsidiaries

5. LONG-TERM DEBT



Long-term debt at December 31, 1997 consists of the following:

Equipment note payable, variable interest rate (8.50% at December 31, 1997), principal and interest due in monthly installments through December 2000, secured by the equipment under loan, and through guarantees from the general
   partner and personal guarantees from certain limited partners                             $      409,000


Equipment note payable, variable interest rate (8.50% at December 31, 1997), principal and interest due in monthly installments of $9,287 through November
   1998, balloon payment of remaining principal and interest balance due
   December 1998, secured by the equipment under loan, and through guarantees from the general partner and personal guarantees from certain limited
   partners                                                                                         381,788

Equipment note payable, interest at 8.75%, principal and interest due in monthly installments of $4,743 through July 1998, balloon payment of remaining principal and interest balance due August 1998, secured by all accounts receivable,
   equipment and inventory of the partnership                                                       148,121

Note payable to bank, interest at 8.75%, principal and interest due in monthly installments of $4,761 through July 1998, balloon payment of remaining principal and interest balance due August 1998, secured by all accounts receivable,
   equipment and inventory of the partnership                                                       148,474

Line of credit, variable interest rate (8.50% at December 31, 1997), interest
   payable monthly, principal due in full on October 28, 1998, unsecured                             80,000

Other                                                                                                 2,000
                                                                                             --------------
                                                                                                  1,169,383
Less current portion                                                                               (952,383)
                                                                                             --------------
                                                                                             $      217,000
                                                                                             ==============



                                      F38

                    Litho Management, Inc. and Subsidiaries

5. LONG-TERM DEBT (CONTINUED)

Aggregate future principal payments for all short term borrowings and long-term debt as of December 31, 1997 are as follows:


Year ending December 31,
1998                                                           $     952,383
1999                                                                 192,000
2000                                                                  25,000
                                                               -------------
                                                                  $1,169,383
                                                               =============


7. SUBSEQUENT EVENTS

On May 4, 1998, HealthTronics entered into an Agreement and Plan of Share Exchange with the Company and the sole shareholders of the Company, whereby HealthTronics acquired all of the issued and outstanding capital stock of the Company in exchange for 700,000 shares of voting capital stock of HealthTronics. The effective date of the transaction is May 1, 1998. The HealthTronics shares issued in the Share Exchange have been valued at approximately $2,100,000, as determined by management and the Board of Directors of HealthTronics in absence of a readily trading market.


                                      F39

                      HealthTronics, Inc. and Subsidiaries
              Pro Forma Combined Condensed Statements of Operations
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                   (UNAUDITED)


                                                           HISTORICAL
                                       ---------------------------------------------------
                                                                  LITHO
                                        HEALTHTRONICS, INC.  MANAGEMENT, INC.  PRO FORMA       PRO FORMA
                                                                   (1)        ADJUSTMENTS       COMBINED
                                       ------------------------------------------------------------------
   Sales of medical devices and
     services provided                 $    5,790,303       $    100,000                    $   5,890,303
   Net lease revenue                          322,659          1,885,733                        2,208,392
                                       -----------------------------------------------      -------------
   Net revenue                              6,112,962          1,985,733                        8,098,695

   Cost of goods sold and services
     provided                               3,317,723            500,485       (84,080) (3)     3,734,128
                                       -----------------------------------------------      -------------
                                            2,795,239          1,485,248        84,080          4,364,567

   Operating costs and expenses:
     Salaries, wages and benefits             560,867            159,412                          720,279
     Corporate, general and
      administrative                        1,473,653            243,485        78,208  (2)     1,795,346
                                       -----------------------------------------------      -------------

   Income/(loss) from operations              760,719          1,082,351         5,872          1,848,942

   Other income (expense):                     56,935            (19,462)                          37,473
                                       -----------------------------------------------      -------------
   Net income/(loss) before minority
     interest and income taxes                817,654          1,062,889         5,872          1,886,415
   Minority interest                           (4,033)        (1,048,107)                      (1,052,140)
                                       -----------------------------------------------      -------------
   Net income/(loss) before income
     taxes                                    813,621             14,782         5,872            834,275
                                       -----------------------------------------------      -------------

   Provision for income taxes                 (65,609)                 -                          (65,609)
                                       -----------------------------------------------      -------------
   Net income/(loss)                   $      748,012       $     14,782   $     5,872      $     768,666
                                       ===============================================      =============

   Net income per share/(loss) per
     share:
     Basic                             $         0.08                                       $        0.08
                                       ==============                                       =============

     Diluted                           $         0.08                                       $        0.08
                                       ==============                                       =============

   Weighted average number of common
     and common equivalent shares
     Basic                                  8,892,359                                           9,360,314
                                       ==============                                       =============
     Diluted                                9,070,026                                           9,537,981
                                       ==============                                       =============

--------------------

1. The historical results for Litho Management, Inc. are for the period January 1, 1998 to June 30, 1998 adjusted to conform with HealthTronics' presentation of revenue and expenses.

2. Adjustment represents additional amortization arising from goodwill recorded as part of the purchase of Litho Management, Inc.

3. Adjustment represents the reduction in depreciation expense from retail to cost for equipment sold to related party partnerships.



                                      F40

                      HealthTronics, Inc. and Subsidiaries
              Pro Forma Combined Condensed Statements of Operations
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)


                                                                  HISTORICAL
                                             ------------------------------------------------------

                                                                        LITHO
                                             HEALTHTRONICS, INC.   MANAGEMENT, INC.     PRO FORMA            PRO FORMA
                                                     (1)                  (1)          ADJUSTMENTS           COMBINED
                                             ----------------------------------------------------------------------------

   Sales of medical devices and services
      provided                               $      5,062,104        $         -                       $     5,062,104

   Net lease revenue                                        -          1,436,755                             1,436,755
                                             ---------------------------------------------------       ---------------
   Net revenue                                      5,062,104          1,436,755                             6,498,859

   Cost of goods sold and services provided         3,263,233            245,326         (19,729) (3)        3,488,830
                                             ---------------------------------------------------       ---------------
                                                    1,798,871          1,191,429          19,729             3,010,029

   Operating costs and expenses:
      Salaries, wages and benefits                    723,748             81,102                               804,850
      Corporate, general and administrative         1,463,683            229,852         156,416  (2)        1,849,951
                                             ---------------------------------------------------       ---------------

   Income/(loss) from operations                     (388,560)           880,475        (136,687)              355,228

   Other income (expense):                            (33,765)           (81,769)                             (115,534)
                                             ---------------------------------------------------       ---------------
   Net income/(loss) before minority
      interest and income taxes                      (422,325)           798,706        (136,687)              239,694
   Minority interest                                    4,297           (796,975)                             (792,678)
                                             ---------------------------------------------------       ---------------
   Net income/(loss) before income taxes             (418,028)             1,731        (136,687)             (552,984)
                                             ---------------------------------------------------       ---------------

   Provision for income taxes                               -                  -                                     -
                                             ---------------------------------------------------       ---------------
   Net income/(loss)                         $       (418,028)       $     1,731    $   (136,687)      $      (552,984)
                                             ===================================================       ===============

   Basic net income per share/(loss) per     $          (0.05)                                         $         (0.06)
      share

   Weighted average number of common and
      common equivalent shares                      8,010,068                                                8,710,068
                                             ================                                          ===============

--------------------

1. The historical results for Litho Management, Inc. are for the period January 1, 1998 to June 30, 1998 adjusted to conform with HealthTronics' presentation of revenue and expenses.

2. Adjustment represents additional amortization arising from goodwill recorded as part of the purchase of Litho Management, Inc.

3. Adjustment represents the reduction in depreciation expense from retail to cost for equipment sold to related party partnerships.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


The Company's Articles of Incorporation provide that no director shall have any personal liability to the Company or its shareholders for monetary damages for breach of duty of care or the other duties of a director except for any appropriation of any business opportunity, for acts or omissions that involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit. Copies of the Company's Articles of Incorporation and By-Laws are available for inspection by any potential investor or his representative. (See "ADDITIONAL INFORMATION" in the Company's PROSPECTUS). Because of these provisions, the Company and its shareholders may have a more limited right of action against a director than they would have absent these provisions. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 (THE "ACT") MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE COMPANY HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with these securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The cross-indemnification provisions contained in Article 9 of the Placement Agent Agreement filed as Exhibit 1.1 to the Registration Statement may limit the liability of controlling persons, officers or directors of the Company to the Placement Agent.

ITEM 25  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following sets forth the anticipated costs and expenses to be incurred in connection with the issuance and distribution of the securities to be registered.

         Each amount, except for SEC and NASD fees, is estimated.

         SEC registration fee.........................   $  1,668.00
         Blue Sky fees (excluding legal fees).........      6,000.00
         NASD fee.....................................      1,625.00
         Accounting fees and expenses.................     90,000.00
         Legal fees and expenses......................     60,000.00
         Printing and engraving.......................     10,000.00
         Escrow Agent fee.............................        500.00
         Miscellaneous expenses.......................      6,000.00
                                                         -----------
              Total ..................................   $175,793.00
                                                         ===========

ITEM 26  RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, Registrant sold the following unregistered securities (all of these securities were no par value Shares):

         (a)(1) On December 31, 1995 OssaTronics, Inc. (The "Predecessor"), an affiliated Georgia corporation formed on December 23, 1994 was merged into the Company. The plan of merger was approved by the shareholders of both the Predecessor and the Company on March 4, 1995 and was finalized with the Office of the Secretary of State of Georgia on April 29, 1996. Pursuant to the plan of merger, 100,000 Shares were issued to 5 investors, all of whom were existing shareholders of the Company.

         (a)(2) Between June 24 and December 4, 1996, 1,406,600 Shares were sold at $1.00 per Share to 74 investors pursuant to a private placement memorandum.

         (a)(3) On June 1, 1997, the Company offered an aggregate of 200,000 Shares in an exchange offer to the owners of USL, a Texas limited partnership that is a distributor of the Company's products, in exchange for a 40% interest in USL. The exchange offer was accepted by the 6 owners of USL.

         (a)(4) Between July 31, 1997 and February 12, 1998, the Company sold an aggregate of 758,742 Shares at $3.00 per Share to 67 investors pursuant to a private placement memorandum.

         (a)(5) On May 1, 1998 the Company acquired LMI in exchange for 700,000 Shares.

         (a)(6) On September 9, 1998, the Company executed an Agreement and Plan of Share Exchange (the "Exchange Offer") with the three shareholders of HLE Corp., a Texas corporation. Pursuant to the Exchange Offer, the shareholders of HLE Corp. Exchanged all of the issued and outstanding shares of HLE for 300,000 Shares of the Company.

         (b) No underwriter was involved in any of these offerings. The Company sold these Shares to its officers, directors, promoters, employees, distributors (including the officers, directors and certain employees of its distributors), doctors, family and friends of the Company's officers and directors.

         (C) The Shares described in (a) (1), (a) (3), (a) (5) and (a) (6) above were sold to the promoters and existing shareholders of the Company for their interest in OssaTronics, Inc. and the interest of the owners of USL in USL, and the interest of the owners of LMI in LMI and the interest of the owners of HLE Corp. in HLE Corp., as well as as for the services of the promoters of, and consultants to, the Company in organizing the Company. The Shares described in (a) (2) and (a) (4) above were sold for an aggregate of $3,682,826 in cash.

         (d) Exemption for the transactions described in paragraphs (a) (1) through (a) (6) above is claimed pursuant to Section (4) (2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated pursuant to Section (4)
(2). Each of the Company's investors received a private placement memorandum containing the information that would be contained in a Regulation A filing or in a registration statement. Each of the investors executed an appropriate subscription agreement/letter of investment intent. Each Share issued bears the appropriate restrictive legend. In addition, Form D was filed with the Securities and Exchange Commission for the transactions described in paragraphs
(a) (2) through (a) (4) above. Furthermore, the Company's Shares have been sold to no more than 32 non-accredited investors and no advertising or public solicitation was employed by the Company in the sale of its Shares.

ITEM 27           EXHIBITS

Exhibit
Number            Description of Exhibit
-------           ----------------------
1.1               Placement Agent Agreement

3.1               Articles of Incorporation of HealthTronics, Inc.

3.2               Restated By Laws of HealthTronics, Inc.

3.3               By Laws of OssaTronics, Inc.

3.4               Specimen Stock Certificate

3.5               Agreement and Plan of Merger of OssaTronics, Inc. into HealthTronics, Inc.

5 Opinion of Christopher J, Moran, Jr., as to the legality of the securities being registered.

10.1              Form of Escrow Agreement between Registrant and __________ as Escrow
                  Agent. (To be filed with Pre-Effective Amendment # 1).

10.2              Entity Interest Agreement between the Company and USL.

10.3 Distributorship Agreement between the Company and USL and amendments thereto.

10.4              Patent License Agreement dated June 3, 1995 between
                  OssaTronics, Inc. and HMT High Medical Technologies GmbH along with amendments thereto.

10.4 (a)          Patent Purchase Agreement between VISSH Voennomedicinsky
                  Institut and HMT.

10.4 (b) U.S. Patent Number 4.979.501 for a method and an apparatus for medical treatment of the pathological state of bones.

10.4 (c) Provisional Patent Application for the use of acoustic shockwaves, in the treatment of medical, dental and veterinary conditions.

10.4 (d) U.S. Patent Number 5,595,178 for a system and an apparatus for treatment of degenerative bone.

10.4 (e)          Second Amendment to Patent License Agreement.

10.5              Distributorship and Manufacturing Agreements between the
                  Company and HMT for both the OssaTron(R) (11/22/94) and the LithoTron(R) (1/24/96) and amendments to both agreements dated
                  March 1, 1996 and August 7, 1996.

10.6              The Company's 401 (k) plan.

10.7              Agreement dated February 15, 1995 between OssaTronics, Inc.,
                  John Warlick, Argil Wheelock, M.D., Karl-Heinz Restle and
                  Scott A. Cochran.

10.8              Manufacturing Agreement dated June 20, 1996 between the
                  Company and HMT.

10.9              Agreement and Plan of Share Exchange with HLE Corp.

10.10             Limited Partnership Agreement of US Lithotripsey, L.P.

21.1              Subsidiaries of the Registrant.

23.1              Consent of Ernst & Young LLP.

23.2 Consent of Christopher J. Moran, Jr. (contained in his opinion filed as Exhibit 5).

24.1              Power of Attorney (located on page II-8).

27.1              Financial Data Schedule.

99.1 Letter from FDA dated 6/13/97 approving the PMA for the LithoTron(TM) Lithotripsy System, subject to certain conditions.

ITEM 28  UNDERTAKINGS

         The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (I) to include any prospectus required by Section 10(a)(3) of the Act;
         (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions (See Item 24), or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, and the state of Georgia, on November 9, 1998.

(Registrant).......................................HealthTronics, Inc.

By (Signature and Title)...........................Roy S. Brown
                                                   ------------------
                                                   Roy S. Brown
                                                   President and Director

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Roy S. Brown as his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the SB-2 Registration Statement filed by HealthTronics, Inc., to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 9, 1998.



     Signature                         Date                 Title
     ---------                         ----                 -----
Argil J. Wheelock, M.D.                November 9, 1998    Chairman and CEO
-----------------------
Argil J. Wheelock, M.D.

Roy S. Brown                           November 9, 1998    President, COO
-----------------------                                    and Director
Roy S. Brown

John F. Warlick                        November 9, 1998    Executive Vice
-----------------------                                    President
John F. Warlick

Scott Cochran                          November 9, 1998    Secretary/Treasurer
-----------------------                                    and Director
Scott Cochran

Marie Marlow                           November 9, 1998    Vice President
-----------------------
Marie Marlow

Joachim Voss                           November 9, 1998    Director
-----------------------
Joachim Voss

Victoria Beck                          November 9, 1998    Chief Accounting
-----------------------                                    Officer
Victoria Beck

                                 EXHIBIT INDEX

Exhibit
Number            Description of Exhibit                        Rule 403(d) Page Number
------            ----------------------                        -----------------------
1.1               Placement Agent Agreement

3.1               Articles of Incorporation of HealthTronics, Inc.

3.2               Restated By Laws of HealthTronics, Inc.

3.3               By Laws of OssaTronics, Inc.

3.4               Specimen Stock Certificate

3.5               Agreement and Plan of Merger of OssaTronics, Inc. into
                  HealthTronics, Inc.

5 Opinion of Christopher J, Moran, Jr., as to the legality of the securities being registered.

10.1              Form of Escrow Agreement between Registrant and __________ as
                  Escrow Agent. (To be filed with Pre-Effective Amendment # 1).

10.2              Entity Interest Agreement between the Company and USL.

10.3 Distributorship Agreement between the Company and USL and amendments thereto.

10.4              Patent License Agreement dated June 3, 1995 between
                  OssaTronics, Inc. and HMT High Medical Technologies GmbH along with amendments thereto.

10.4 (a)          Patent Purchase Agreement between VISSH Voennomedicinsky
                  Institut and HMT.

10.4 (b) U.S. Patent Number 4.979.501 for a method and an apparatus for medical treatment of the pathological state of bones.

10.4 (c) Provisional Patent Application for the use of acoustic shockwaves, in the treatment of medical, dental and veterinary conditions.

10.4 (d) U.S. Patent Number 5,595,178 for a system and an apparatus for treatment of degenerative bone.

10.4 (e)          Second Amendment to Patent License Agreement.

10.5              Distributorship and Manufacturing Agreements between the
                  Company and HMT for both the OssaTron(R) (11/22/94) and the LithoTron(R) (1/24/96) and amendments to both agreements dated
                  March 1, 1996 and August 7, 1996.

10.6              The Company's 401 (k) plan.

10.7              Agreement dated February 15, 1995 between OssaTronics, Inc.,
                  John Warlick, Argil Wheelock, M.D., Karl-Heinz Restle and
                  Scott A. Cochran.

10.8              Manufacturing Agreement dated June 20, 1996 between the
                  Company and HMT.

10.9              Agreement and Plan of Share Exchange with HLE Corp.

10.10             Limited Partnership Agreement of US Lithotripsey, L.P.

21.1              Subsidiaries of the Registrant.

23.1              Consent of Ernst & Young LLP.

23.2 Consent of Christopher J. Moran, Jr. (contained in his opinion filed as Exhibit 5).

24.1              Power of Attorney (located on page II-8).

27.1              Financial Data Schedule.

99.1 Letter from FDA dated 6/13/97 approving the PMA for the LithoTron(TM) Lithotripsy System, subject to certain conditions.